UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

HARRIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

September 18, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Harris Corporation. The meeting will be held at the Harris Customer Briefing Center located at 1025 West NASA Boulevard in Melbourne, Florida, on Friday, October 23, 2009, starting at 11:30 a.m., local time.

The accompanying Notice of the 2009 Annual Meeting and Proxy Statement describe the matters to be acted on at the meeting, which include:

•	election of the four nominees for director named in the accompanying Proxy Statement for a one-year term;

•	ratification of the appointment of our independent registered public accounting firm for fiscal year 2010;

•	consideration of a shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board, if such proposal is properly presented at the meeting; and

•	such other business as may properly come before the meeting or any adjournments or postponements thereof.

Your Board of Directors believes that the election of its nominees for director and the ratification of the appointment of our independent registered public accounting firm are in the best interests of Harris and its shareholders. Accordingly, your Board of Directors unanimously recommends a vote FOR the election of its nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as Harris’ independent registered public accounting firm for fiscal year 2010. Your Board of Directors believes that an amendment to our By-Laws requiring an independent chairman of the board is unnecessary and not in the best interests of Harris and its shareholders and accordingly unanimously recommends a vote AGAINST such shareholder proposal. These matters are discussed in greater detail in the accompanying Proxy Statement.

Following the voting, I will report on our operations and future plans. There will also be an open discussion period during which your questions and comments will be welcome.

The attendance of shareholders at our annual meetings has been helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented at the meeting by voting over the Internet, by telephone or by using a traditional proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy/voting instruction card.

Cordially,

Howard L. Lance
Chairman, President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE OR
COMPLETE, SIGN, DATE AND RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

Notice of
2009 Annual Meeting of Shareholders
to be held on October 23, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON
OCTOBER 23, 2009:
The Proxy Statement and 2009 Annual Report to Shareholders
are available at
www.harris.com/proxy/2009

TO THE HOLDERS OF COMMON STOCK
OF HARRIS CORPORATION:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Harris Corporation will be held at Harris Corporation’s Customer Briefing Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 23, 2009, at 11:30 a.m., local time, for the following purposes:

1.	to elect as directors the four nominees named in the accompanying proxy statement for a one-year term expiring at the 2010 Annual Meeting of Shareholders;

2.	to ratify the appointment by our Audit Committee of Ernst & Young LLP as Harris’ independent registered public accounting firm for fiscal year 2010;

3.	to consider a shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board, if such proposal is properly presented at the Annual Meeting; and

4.	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The accompanying proxy statement more fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only holders of common stock of record at the close of business on August 28, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. No ticket is required for admission to the Annual Meeting. For security purposes, however, you will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, to gain admission to the Annual Meeting. Packages, boxes, handbags and briefcases may be inspected.

By Order of the Board of Directors
Scott T. Mikuen
Vice President, Associate
General Counsel and Secretary

Melbourne, Florida
September 18, 2009

IMPORTANT NOTICE

Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders or if you plan to attend but wish to vote by proxy, please vote over the Internet or by telephone or by completing, signing, dating and promptly mailing the enclosed proxy/voting instruction card for which a postage-paid return envelope is provided.

HARRIS CORPORATION

2009 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Proxy Statement
for
2009 Annual Meeting of Shareholders
to be held on October 23, 2009

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this
proxy statement?

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harris Corporation (which we refer to as “Harris,” “we,” “our” or “us”) and the solicitation of voting instructions by the Harris Corporation Retirement Plan Trustee, in each case for use at the 2009 Annual Meeting of Shareholders to be held on October 23, 2009, and at any adjournments or postponements thereof.

On September 18, 2009, we commenced mailing and made available electronically to our shareholders: (1) the notice of the 2009 Annual Meeting of Shareholders and this proxy statement, (2) the accompanying proxy/voting instruction card, and (3) a copy of our 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended July 3, 2009 and our audited financial statements.

What is a proxy?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement?

This document is a proxy statement. It is a document that we are required by law to provide to you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the meeting?

The purpose of the 2009 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) election of the four nominees for director named in this proxy statement for a one-year term expiring at the 2010 Annual Meeting of Shareholders; (2) ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010; and (3) consideration of a shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board, if such proposal is properly presented at the 2009 Annual Meeting. This proxy statement provides you with detailed information about each of these matters. In addition, management will report on our operations and respond to questions from shareholders.

What is a record date and
who is entitled to vote at the meeting?

A record date is a date, as of the close of business of which, shareholders of record are entitled to notice of and to vote at a meeting. The record date for the 2009 Annual Meeting is August 28, 2009. The record date was established by our Board as required under the laws of Delaware, our state of incorporation. Thus, owners of record of shares of Harris common stock at the close of business on August 28, 2009 are entitled to receive notice of and to vote at the 2009 Annual Meeting and at any adjournments or postponements thereof.

How many shares can be voted and
what is a quorum?

You are entitled to one vote for each share of Harris common stock that you owned as of the close of business on August 28, 2009, and you may vote all those shares. Only our common stock has voting rights. On the record date, there were 130,708,023 shares outstanding and entitled to vote at the 2009 Annual Meeting and approximately 6,350 holders of record.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the 2009 Annual Meeting. The attendance in person or by proxy of holders of a majority of the shares of common stock entitled to vote at the 2009 Annual Meeting, or 65,354,012 shares of common stock based on the record date of August 28, 2009, will constitute a quorum to hold the 2009 Annual Meeting. If you grant your proxy over the Internet, by telephone or by the accompanying proxy/voting instruction card, your shares will be considered present at the 2009 Annual Meeting and counted toward the quorum.

What different methods can I
use to vote?

You have a choice of voting:
  • Over the Internet;
  • By telephone;
  • By mail; or
  • In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote over the Internet, by telephone or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you own your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.

If you vote over the Internet or by telephone, you should not return your proxy/voting instruction card.

What is the difference between
a “record holder” and an owner
holding shares in “street name”?

If your shares are registered in your name, you are a “record holder.” You will be a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, BNY Mellon Shareowner Services. If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name” and you are considered the beneficial owner of such shares.

How do I vote if my shares are
held in my name?

Voting over the Internet

Voting over the Internet is easy and fast and is available 24 hours a day. Read your proxy/voting instruction card and follow the directions. You will be able to confirm that the system has properly recorded your vote. Your vote will be counted immediately, and there is no need to return your proxy/voting instruction card.

Voting by telephone

Voting by telephone is also simple and fast and is available 24 hours a day. Call the toll-free telephone number on your proxy/voting instruction card and listen for further directions. To respond to the questions, you must have a touch-tone phone and will need your proxy/voting instruction card in hand. The telephone voting system allows you to verify that the system has properly recorded your vote. Your vote will be counted immediately, and there is no need to return your proxy/voting instruction card.

Voting by mail

If you are a shareholder of record, you can save us expense by voting over the Internet or by telephone. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy/voting instruction card in the postage-paid return envelope provided.

Voting in person at the meeting

If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to the Annual Meeting a valid, government-issued photo identification, such as a driver’s license or passport, and evidence of your share ownership.

How do I vote if my shares are
held in “street name”?

Voting over the Internet, by telephone or by mail

If your shares are held in the name of your broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. In addition to voting by mail, a large number of brokerage firms and banks are participating in Internet or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose brokerage firms or banks are participating in such programs.

Voting in person at the meeting

If your shares are held in the name of your broker, bank or other nominee and you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it with you to the Annual Meeting, together with a valid, government-issued photo identification, such as a driver’s license or passport, and your account statement or other evidence of your share ownership.

Can I revoke my proxy or change my vote?

As long as your shares are registered in your name, you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919;

•	By duly signing and delivering a proxy/voting instruction card that bears a later date;

•	By subsequently voting over the Internet or by telephone as described above; or

•	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.

What are my voting choices and what is the
required vote on the matters proposed?

By giving us your proxy, you authorize Harris management to vote your shares at the 2009 Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.

Proposal 1: Election of Directors

With respect to the proposal to elect four nominees for director for a one-year term expiring at the 2010 Annual Meeting of Shareholders, you may:

•	Vote “For” the election of a nominee for director named in this proxy statement;

•	Vote “Against” the election of a nominee for director named in this proxy statement; or

•	“Abstain” from voting for one or more of the nominees named in this proxy statement.

Pursuant to our By-Laws and Corporate Governance Principles, the voting standard for the election of our directors in uncontested elections is a majority voting standard. In contested director elections, the plurality standard will apply. We have nominated four directors for election at the 2009 Annual Meeting, and because we did not receive advance notice under our By-Laws of any shareholder nominees for director, the 2009 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly tender his or her resignation following certification of the vote. The Corporate Governance Committee shall make a recommendation to the Board regarding action to be taken with respect to such offer to resign. If the Board does not accept the resignation, the nominee will continue to serve until the next annual meeting and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death or removal. For additional information regarding the majority voting standard, see “Majority Voting for Directors” on page 18.

Proposal 2:	Ratification of the Appointment of Independent Registered Public Accounting Firm

With respect to the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010, you may:

•	Vote “For” ratification;

•	Vote “Against” ratification; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010. Abstaining from voting on this proposal will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Any broker non-votes will have no effect on the ratification of the appointment of our independent registered public accounting firm.

Proposal 3:	Shareholder Proposal Requesting Approval of an Amendment to our By-Laws to Require an Independent Chairman of the Board

With respect to the shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board, you may:

•	Vote “For” approval of the amendment;

•	Vote “Against” approval of the amendment; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote as of the record date of August 28, 2009, or 65,354,012 shares of common stock based on 130,708,023 outstanding shares of our common stock entitled to vote as of August 28, 2009, will be required to approve the amendment to our By-Laws to require an independent chairman of the board. Abstentions and any broker non-votes will have the effect of a vote against approval of the amendment to our By-Laws to require an independent chairman of the board.

How do I vote shares held in
the Harris Retirement Plan?

If you are a participant in the Harris Retirement Plan (“Retirement Plan”) and you own shares of Harris common stock through the Retirement Plan, the proxy/voting instruction card sent to you may also serve as a voting instruction card to the trustee of the Retirement Plan for all shares of Harris common stock you own through the Retirement Plan. If you do not provide voting instructions for such shares, as directed by the terms of the Retirement Plan, those shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.

How do I vote shares held in the Harris
Dividend Reinvestment Plan?

If you are a participant in the Harris Dividend Reinvestment Plan (“DRIP”) administered by The Bank of New York Mellon, your proxy/voting instruction card covers the Harris common stock held in your DRIP account. The Bank of New York Mellon, as the DRIP administrator, is the shareholder of record of Harris common stock owned through the DRIP and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using your proxy/voting instruction card.

What are the Harris Board’s voting
recommendations and what happens if I
return an unmarked proxy/voting
instruction card?

If you properly execute and return your proxy/voting instruction card with no votes marked, your shares will be voted as recommended by the Board. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board unanimously recommends a vote:

•	FOR the election of all four of the nominees for director named in this proxy statement for a one-year term expiring at the 2010 Annual Meeting of Shareholders (see Proposal 1);

•	FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010 (see Proposal 2); and

•	AGAINST the shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board (see Proposal 3).

With respect to other matters that may properly be brought before the Annual Meeting or any adjournments or postponements thereof, your shares will be voted at the discretion of the proxy holders.

How will my shares be voted if I do not
provide instructions to my broker?

It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the New York Stock Exchange (“NYSE”) rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Under NYSE rules, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters, but not on “non-routine” matters. Under the rules of the NYSE as currently in effect, routine matters include, among other things, the election of directors in an uncontested election and the ratification of the appointment of an independent registered public accounting firm. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the tenth day before the Annual Meeting, your broker, bank or other nominee has the discretion to vote your shares on the proposal relating to the election of the four nominees for director named in this proxy statement and the proposal relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010. Under the rules of the NYSE, the shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board is not “routine” and your broker, bank or other nominee will not have the discretion to vote your shares on such proposal if you do not provide voting instructions by the tenth day before the Annual Meeting.

What does it mean if I receive more
than one proxy/voting instruction card?

If you receive more than one proxy/voting instruction card, it means you own shares in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is BNY Mellon Shareowner Services, which may be reached by telephone at 1-888-261-6777 or over the Internet at www.bnymellon.com/shareowner/isd.

Who pays for the solicitation of proxies?

We actively solicit proxy participation. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone, electronic mail or in person, make additional requests for the return of proxies, although we do not reimburse our own officers, directors or employees for soliciting proxies. We have also engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of out-of-pocket expenses. We will also reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.

May I access this year’s proxy statement and
annual report over the Internet?

The notice of Annual Meeting, proxy statement and our 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended July 3, 2009, are available by accessing our website at www.harris.com/proxy/2009.

Will there be a webcast of the
Annual Meeting of Shareholders?

Our 2009 Annual Meeting of Shareholders will be webcast live on October 23, 2009. You may visit the Investor Relations section of our website at

www.harris.com/investors to access the webcast of the Annual Meeting. The webcast will enable you to listen only. You will not be able to ask questions or vote your shares via the webcast. A replay of the webcast also will be available on our website through November 21, 2009. The information contained on our website is not incorporated by reference into this proxy statement.

Who will tabulate and oversee the vote?

Representatives of our transfer agent, BNY Mellon Shareowner Services, will tabulate and oversee the vote.

Do I need an admission ticket to
attend the Annual Meeting?

No ticket is required for admission to the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport. For the safety of attendees, all packages, boxes, handbags and briefcases are subject to inspection.

Where can I find the voting results
of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and to publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2010, which we will file with the Securities and Exchange Commission (the “SEC”) and make available through the investor relations section of our website at www.harris.com/investors.

PROPOSAL 1: ELECTION OF DIRECTORS — TERMS EXPIRING IN 2010

Our Restated Certificate of Incorporation provides that our Board shall consist of not less than eight or more than thirteen directors, the exact number of directors to be determined from time to time by the Board. The authorized number of directors is presently fixed at eleven. Prior to our 2008 Annual Meeting of Shareholders, our Restated Certificate of Incorporation classified our Board into three classes of approximately equal size with three-year terms of office ending in different years. At the 2008 Annual Meeting, our shareholders approved an amendment to our Restated Certificate of Incorporation that provides for the phased-in declassification of our Board of Directors and the annual election of our directors commencing with the class of directors standing for election at the 2009 Annual Meeting. As a result, the class of directors standing for election at the 2009 Annual Meeting will stand for election for a one-year term expiring at the 2010 Annual Meeting of Shareholders. The classes of directors whose three-year terms are due to expire at the 2010 Annual Meeting of Shareholders and at the 2011 Annual Meeting of Shareholders will continue to hold office until the end of the terms for which they have been elected and may stand for election for one-year terms thereafter. Commencing at the 2011 Annual Meeting, all directors will be elected on an annual basis.

This year, the terms of Ms. Kenne and Messrs. Growcock, Rickard and Swienton expire at the 2009 Annual Meeting. Based upon the recommendation of our Corporate Governance Committee, Ms. Kenne and Messrs. Growcock, Rickard and Swienton have each been nominated by the Board for a new one-year term expiring at the 2010 Annual Meeting of Shareholders. The current terms of our other directors will expire at subsequent Annual Meetings of Shareholders in 2010 or 2011, as the case may be. In accordance with our Restated Certificate of Incorporation, a director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, subject, however, to his or her prior death, resignation, retirement, disqualification or removal from office. Vacancies may be filled by the remaining directors.

Proxies will be voted for the election of each of Ms. Kenne and Messrs. Growcock, Rickard and Swienton to serve for a one-year term expiring at the 2010 Annual Meeting of Shareholders, unless otherwise specified in the proxy/voting instruction card or Internet or telephone voting instructions. Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, which is not currently anticipated by us, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by our Board or, in lieu thereof, our Board may reduce the number of directors.

None of our directors, including each of the nominees, is related to any other director, or to any executive officer of Harris or its subsidiaries, by blood, marriage or adoption.

Biographical summaries of the nominees and of our continuing directors appear on subsequent pages, and data with respect to the number of shares of our common stock beneficially owned by them as of July 31, 2009 is set forth in the table on page 24.

NOMINEES UP FOR ELECTION —
TERMS EXPIRING IN 2010

Terry D. Growcock, 63, is retired Chairman of the Board and Chief Executive Officer of The Manitowoc Company, Inc., a diversified industrial manufacturer of cranes and foodservice equipment and a provider of ship building and ship repair services. He joined Manitowoc in 1994 as Executive Vice President and General Manager of Manitowoc Ice. He became President of Manitowoc Foodservice Group in 1995 and served in that capacity until his promotion to President, Chief Executive Officer and a member of the Board of Directors of The Manitowoc Company, Inc. in 1998. He was named Chairman of the Board of Directors and Chief Executive Officer of Manitowoc in October 2002. Mr. Growcock retired as Chief Executive Officer of Manitowoc in May 2007 and as Chairman of the Board in December 2008.

Mr. Growcock has been a member of our Board since August 2005 and is a member of the Business Conduct and Corporate Responsibility Committee and the Management Development and Compensation Committee.

Mr. Growcock is also a director of Carlisle Companies Incorporated and Harsco Corporation and an advisory member of the Kelley School of Business at Indiana University.

Leslie F. Kenne, Lieutenant General USAF (Ret.), 61, retired in September 2003 from the U.S. Air Force, where she had most recently been Deputy Chief of Staff for Warfighting Integration at Air Force headquarters in Washington, D.C. Previously, she commanded the Electronic Systems Center at Hanscom Air Force Base in Massachusetts. She also directed a number of major procurement programs, including the F-16 and Joint Strike Fighter programs. Following her retirement from the U.S. Air Force, Ms. Kenne became President of The Kenne Group, a private independent consulting firm for various defense companies and/or agencies.

Ms. Kenne has been a member of our Board since April 2004 and is Chairperson of the Business Conduct and Corporate Responsibility Committee and a member of the Corporate Governance Committee.

Ms. Kenne is also a director of Unisys Corporation.

David B. Rickard, 62, is Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management. He has held this position since joining CVS in September 1999. Prior to joining CVS, he was Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas.

Mr. Rickard has been a member of our Board since October 2001 and is Chairperson of the Audit Committee and a member of the Finance Committee.

Mr. Rickard is also a director of Jones Lang LaSalle Incorporated.

Gregory T. Swienton, 59, is Chairman and Chief Executive Officer of Ryder System, Inc., a logistics and transportation services company. He joined Ryder in June 1999 as President and Chief Operating Officer, and was named Chief Executive Officer in November 2000 and Chairman in May 2002. Prior to joining Ryder, he was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). He held senior positions with BNSF and the former Burlington Northern Railroad from 1994 to 1999, and various executive and management positions with DHL Worldwide Express from 1982 to 1994.

Mr. Swienton has been a member of our Board since February 2000 and is Chairperson of the Finance Committee and a member of the Audit Committee.

In addition to being a director for Ryder System, he is also Chairman of the Board of Trustees of St. Thomas University in Miami, Florida.

Recommendation Regarding Proposal 1

To be elected in an uncontested election of directors, a nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted.

Our Board of Directors unanimously recommends that you vote FOR the election of each of the nominees in this uncontested election of directors.

CURRENT DIRECTORS NOT UP FOR ELECTION

Biographical summaries of our current directors whose terms continue to run until the 2010 or 2011 Annual Meetings of Shareholders appear below.

Terms Expiring in 2010

Howard L. Lance, 53, is our Chairman, President and Chief Executive Officer. Mr. Lance joined Harris in January 2003 as President and Chief Executive Officer and was appointed Chairman in June 2003. Prior to joining Harris, Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions with different divisions of the company. In 1999, Mr. Lance was named Executive Vice President with operating responsibility for its Electronics and Telecommunications businesses. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc.

Mr. Lance has been a member of our Board since January 2003.

Mr. Lance is also a director of Eastman Chemical Company and Stryker Corporation and serves on the Board of Governors of the Aerospace Industries Association and on the Board of Trustees of the Manufacturers Alliance/MAPI, Inc., the Florida Council of 100, the United Way of Brevard County and the Florida Institute of Technology.

Thomas A. Dattilo, 58, is an advisor and consultant to various private investment firms. He served as a Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm, from June 2007 until June 2009. Prior to joining Cerberus, Mr. Dattilo was most recently Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture and sale of passenger and truck tires.

He joined Cooper in January 1999 as President and Chief Operating Officer and was Chairman, President and Chief Executive Officer from April 2000 until August 2006. Prior to joining Cooper, he held senior positions with Dana Corporation. His last position with Dana was President of its sealing products group.

Mr. Dattilo has been a member of our Board since August 2001 and is a member of the Corporate Governance Committee and the Management Development and Compensation Committee.

Mr. Dattilo is also a director of Alberto-Culver Company. He is past Chairman of the Rubber Manufacturers Association and past Chairman of the Board of Trustees of the Manufacturers Alliance.

Dr. James C. Stoffel, 63, is a retired Senior Vice President, Chief Technical Officer, and Director of Research and Development of Eastman Kodak Company, a film and digital imaging company. He held this position from 2000 to April 2005. He joined Kodak in 1997 as Vice President, Director Electronic Imaging Products Research and Development and became Director of Research and Engineering in 1998. Prior to joining Kodak, he was with Xerox Corporation where he began his career in 1972. His most recent position with Xerox was Vice President, Corporate Research and Technology.

Dr. Stoffel has been a member of our Board since August 2003 and is a member of the Finance Committee and the Management Development and Compensation Committee.

Dr. Stoffel is also a director of Harris Stratex Networks, Inc. and a trustee of the George Eastman House museum. He serves on the Advisory Board for Research and Graduate Studies at the University of Notre Dame and is Chairman of the advisory board of ASTRI, Hong Kong.

Terms Expiring in 2011

Lewis Hay III, 53, is Chairman and Chief Executive Officer of FPL Group, Inc., a public utility holding company, and is Chairman of FPL Group’s two primary subsidiaries, Florida Power & Light Company and NextEra Energy Resources, LLC (formerly known as FPL Energy, LLC). He became a director, President and Chief Executive Officer of FPL Group in June 2001 and Chairman of FPL Group and Chairman and Chief Executive Officer of Florida Power & Light Company in January 2002. Mr. Hay relinquished the title of President of FPL Group in December 2006 and Chief Executive Officer of Florida Power & Light Company in July 2008. He joined FPL Group in 1999 as Vice President, Finance and Chief Financial Officer. From March 2000 until December 2001, he served as President of FPL Group’s competitive energy subsidiary, NextEra Energy Resources LLC.

Mr. Hay has been a member of our Board since February 2002 and is Chairperson of the Corporate Governance Committee and a member of the Audit Committee.

In addition to being a director of FPL Group, Mr. Hay is also a director of Capital One Financial Corporation and the Institute of Nuclear Power Operations, a member of the Florida Council of 100, the Business Roundtable and a member of the Business Board of Advisors of the Tepper School of Business at Carnegie Mellon University.

Karen Katen, 60, is a senior advisor to Essex Woodlands Health Ventures, a healthcare-based venture capital firm. She joined Essex Woodlands in October 2007. Ms. Katen recently was Chairman of the Pfizer Foundation. Ms. Katen retired in March 2007 as Vice Chairman of Pfizer Inc., a research-based, global pharmaceutical company. Ms. Katen joined Pfizer in 1974 and held a series of management positions including serving as President of Pfizer Human Health, the company’s principal operating group.

Ms. Katen has been a member of our Board since December 1994 and is a member of the Business Conduct and Corporate Responsibility Committee and the Corporate Governance Committee.

Ms. Katen is also a director of The Home Depot, Inc. and Air Liquide and a member of the Takeda Advisory Board. In addition, she serves on the Catalyst Board, the RAND Corporation’s Health Board of Advisors, ARMGO Pharma, Inc.’s board of directors and the Economic Club of New York Trustees. Ms. Katen is a trustee for the University of Chicago and is a council member of the Booth Graduate School of Business at the University of Chicago.

Stephen P. Kaufman, 67, has been a Senior Lecturer of Business Administration at the Harvard Business School since January 2001. He is a retired Chairman and Chief Executive Officer of Arrow Electronics, Inc., a distributor of semiconductors, peripherals and components. He became President and Chief Operating Officer of Arrow in 1985, Chief Executive Officer in 1986, and Chairman in 1994. He retired as Chief Executive Officer in June 2000 and reassumed that position in June 2002 on an interim basis until September 2002.

Mr. Kaufman has been a member of our Board since December 1999 and is Chairperson of the Management Development and Compensation Committee and a member of the Finance Committee.

Mr. Kaufman is also a director of KLA-Tencor Corporation and Thermo Fischer Scientific Inc.

Hansel E. Tookes II, 61, retired from Raytheon Company, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of its Raytheon Aircraft Company subsidiary, a commercial, military and regional aircraft manufacturing company. He was appointed Chief Executive Officer of Raytheon Aircraft Company in January 2000 and Chairman in August 2000. He became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, he served United Technologies Corporation as President of its Pratt & Whitney Large Military Engines Group since 1996. He joined United Technologies Corporation in 1980 and held a variety of senior leadership positions. Mr. Tookes was a Lieutenant Commander and pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Mr. Tookes has been a member of our Board since April 2005 and is a member of the Audit Committee and the Business Conduct and Corporate Responsibility Committee.

Mr. Tookes is also a director of BBA Aviation plc, Corning Incorporated, FPL Group, Inc. and Ryder System, Inc.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors

Our business, property and affairs are managed under the direction of our Board. Members of the Board are kept informed of our business through discussions with the Chairman and officers, by reviewing materials provided to them or requested by them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

Corporate Governance Principles

Our Board has long been focused on and committed to responsible and effective corporate governance. Our Board has adopted Corporate Governance Principles which trace their history to 1960 and which have evolved and been revised over time. Our Corporate Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board concerning corporate governance matters. Our Corporate Governance Principles address matters including Board composition, director independence, responsibilities of our Lead Independent Director, selection of Board nominees, Board membership criteria, majority voting for directors, director compensation, mandatory retirement, meetings, executive sessions of non-management directors, evaluation of the performance of our Chief Executive Officer, committees, succession planning, director responsibilities, orientation and continuing education, and self-evaluation of the Board and Board committees. A copy of our Corporate Governance Principles is available on the Corporate Governance section of our website at www.harris.com/harris/cg/.

Director Independence

The NYSE listing standards and our Corporate Governance Principles require us to have a board of directors with at least a majority of independent directors. Our Board has, and has had for many years, a substantial majority of independent directors. Our Board has adopted Director Independence Standards to assist in the evaluation of the independence of each of our directors. A copy of our Director Independence Standards is available on the Corporate Governance section of our website at www.harris.com/harris/cg/.

For a director to be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with us, other than as a director, that will impair the director’s independence. A director will not be considered independent if, within the preceding three years:

•	the director was an employee, or an immediate family member of the director was employed as an executive officer, of Harris; or

•	the director, or an immediate family member of the director, received more than $120,000 during any twelve-month period in direct compensation from Harris, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with Harris); except that compensation received by an immediate family member of the director for services as a non-executive employee of Harris need not be considered in determining independence under this test; or

•	the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Harris; or

•	the director, or an immediate family member of the director, was employed as an executive officer of another company where any of Harris’ present executives serve or served on that company’s compensation committee; or

•	the director was an executive officer of or employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has determined that the following relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a director of Harris is an executive officer or an employee, or an immediate family member of a director of Harris is an executive officer, of another company that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1 million or (b) 2% of the consolidated gross annual revenues of such other company, as applicable; or

•	if a director of Harris or an immediate family member of a director of Harris is an executive officer of another company which is indebted to Harris, or to which Harris is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director or immediate family member serves as an executive officer; or

•	if a director of Harris is an executive officer of another company in which Harris owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of such other company; or

•	if a director of Harris, or the spouse of a director of Harris, serves as a director, officer or trustee of a charitable organization, and within the preceding three years, Harris’ discretionary contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues; or

•	the ownership of Harris shares by a director or a director’s immediate family members.

Pursuant to our Corporate Governance Principles, the Board undertook its annual review of director independence in August 2009, which included a review of the responses of the directors to questions regarding each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, and discussions with the directors and nominees. Based upon the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgment that all of our directors (including each nominee for election), with the exception of Mr. Lance, our Chairman, President and Chief Executive Officer, are independent and have no direct or indirect material relationship with Harris, other than as a director, that will impair the director’s independence.

Related Person Transaction Policy

In August 2007, our Board approved a written policy and procedures for the review, approval and ratification of transactions among Harris and our directors, executive officers and their related interests. This policy supplements the conflicts of interest policies set forth in our Standards of Business Conduct and our Directors’ Standards of Business Conduct and our other internal procedures. Under the policy, all related person transactions (as defined in the policy) are to be reviewed by the Corporate Governance Committee. The Corporate Governance Committee may approve or ratify related person transactions if, in its business judgment, it determines that the transaction is in, or is not inconsistent with, the best interests of Harris and its shareholders. This may include situations where we provide or receive products or services to or from related persons on an arm’s length basis on terms comparable to those provided to or received from unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the approval or ratification decision-making process of the Corporate Governance Committee.

Under the policy, and consistent with SEC regulations, a related person transaction is any transaction, arrangement or relationship in which Harris was, is or will be a participant, where the amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. A related person includes any of our directors, nominees for director or executive officers, any person who is known to be the beneficial owner of more than 5% of any class of our common stock, an immediate family member of any person described above and any firm, corporation or other entity controlled by any person described above. The policy requires each director and executive officer annually to complete a questionnaire to identify their related interests and persons, and to notify us of changes in that information. Before entering into a proposed related person transaction, the related person or involved business area of Harris is requested to notify our Secretary of the facts and circumstances of the potential transaction. If the Secretary determines the proposed transaction is a related person transaction, it shall be submitted to the Corporate Governance Committee for review and consideration. A related person transaction entered into without the Corporate Governance Committee’s prior approval will not violate this policy or be unenforceable, so long as the transaction is brought to the Corporate Governance Committee promptly after it is entered into or after it becomes apparent that the transaction is covered by this policy and is ratified by the Corporate Governance Committee.

Based on its holdings reported on a Schedule 13G/A filed with the SEC, Bank of America Corporation beneficially owned more than five percent of our common stock as of July 31, 2009. Certain affiliates of Bank America Corporation provided asset management services for our Retirement Plan for which participants paid approximately $1,160,000 in fiscal 2009. From time to time, we also enter into customary commercial and investment banking relationships with Bank of America Corporation and its affiliates on arms-length terms.

Lead Independent Director

In 2003, we created the position of “Presiding Independent Director” which included the functions of chairing the executive sessions of independent directors and acting as a liaison between our Chairman and independent directors. In 2009, we changed the title of our Presiding Independent Director to “Lead Independent Director” and more formally defined the enumerated duties of the Lead Independent Director position. Our independent directors designate one of our independent Board members to serve as Lead Independent Director, which position will be rotated annually among the chairpersons of each of our standing committees. The duties and authority of the Lead Independent Director include: presiding at all meetings of our Board at which our Chairman is not present, including executive sessions of the independent directors; serving as liaison between our Chairman and our independent directors; in consultation with the Chairman, approving the information sent to our Board and the meeting agendas for our Board; in consultation with the Chairman, approving meeting schedules to assure there is sufficient time for discussion of all agenda items; to call meetings of our independent directors; and, if requested by major shareholders, to ensure that he or she is available, when appropriate, for consultation and direct communication consistent with our policies regarding shareholder communications. The designation of a Lead Independent Director is not intended to inhibit communications among the directors or between any of them and the Chairman. For additional information regarding the duties of our Lead Independent Director, see our Corporate Governance Principles and the discussion on page 66.

The position of Lead Independent Director is currently held by Mr. David B. Rickard.

Board Meetings and Attendance

General. In fiscal 2009, our Board held six regular meetings and two special meetings, and the standing committees of our Board met a total of 24 times. Each director attended at least 75% of the meetings of the Board and of those committees of which he or she was a member. All of the directors taken together attended an average of 98% of such meetings of the Board and committees on which they serve.

Attendance at Annual Meetings of Shareholders. We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend the Annual Meeting of Shareholders. All eleven of our Board members attended the 2008 Annual Meeting of Shareholders.

Executive Sessions of Independent Directors

Our Board and its committees meet throughout the year on a set schedule and also hold special meetings and may act by written consent from time to time as appropriate. Executive sessions of independent directors are provided for in the agenda for each regularly scheduled Board meeting. Our Lead Independent Director chairs these executive sessions of independent directors.

Board Committees and Committee Charters

Currently our Board has five standing committees to assist in the discharge of its responsibilities. These committees are the Audit Committee, the Business Conduct and Corporate

Responsibility Committee, the Corporate Governance Committee, the Finance Committee, and the Management Development and Compensation Committee. Our Board has adopted a written charter for each committee, copies of which are available on the Corporate Governance section of our website at www.harris.com/harris/cg/. The charter of each of the Audit Committee, Corporate Governance Committee and Management Development and Compensation Committee complies with the NYSE corporate governance requirements. There are no NYSE requirements with respect to the charters of the Business Conduct and Corporate Responsibility Committee or the Finance Committee. Copies of all such charters and our Corporate Governance Principles are also available to shareholders free of charge upon written request to our Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. The principal functions of each committee are summarized below.

Audit Committee

The Audit Committee assists our Board in fulfilling its responsibilities to oversee, among other things:

•	The integrity of our financial statements;

•	Our compliance with relevant legal and regulatory requirements;

•	Our independent registered public accounting firm’s qualifications and independence; and

•	The performance of our independent registered public accounting firm and our internal audit function.

The purposes and responsibilities of the Audit Committee also include:

•	Directly appointing, compensating, retaining, terminating and overseeing the work of our independent registered public accounting firm;

•	Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our independent registered public accounting firm;

•	Reviewing and discussing with our independent registered public accounting firm and our management any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues concerning the adequacy of our internal controls and any special audit steps adopted in light of any material control deficiencies, and the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	Reviewing and discussing the process by which our management assesses and manages exposure to risk;

•	Reviewing and discussing our earnings press releases and the types of financial information and guidance provided by us; and

•	Reviewing and discussing with our independent registered public accounting firm and our management quarterly and year-end operating results, reviewing our interim financial statements prior to their inclusion in our Quarterly Reports on Form 10-Q, and recommending to our Board the inclusion of our annual financial statements in our Annual Reports on Form 10-K.

Our Board has determined in its business judgment that each member of the Audit Committee is independent within the meaning of the NYSE listing standards, the Sarbanes-Oxley Act of 2002 and related SEC rules and our Director Independence Standards.

Our Board has also determined in its business judgment that each of the members of the Audit Committee satisfies the “financial literacy” requirements of the NYSE and has “accounting or related financial management expertise” and that David B. Rickard, Chairperson of the Audit Committee, satisfies the “audit committee financial expert” criteria as that term is defined by regulation of the SEC and is independent of Harris.

The Audit Committee held eight meetings during our fiscal year 2009, including meeting regularly with Ernst & Young LLP and our internal auditors, both privately and with management present.

Business Conduct and Corporate Responsibility Committee

The purposes and responsibilities of the Business Conduct and Corporate Responsibility Committee include:

•	Oversight of our business conduct program and compliance with sound ethical business practices and legal requirements in connection with our business;

•	Oversight of our policies, procedures and programs with respect to environmental, health and safety matters;

•	Reviewing our support of charitable, civic, educational and philanthropic contributions and activities; and

•	Reviewing and acting on, as appropriate, strategic issues and trends relating to corporate citizenship and responsibility, including social, political and public policy issues that may have an impact on our operations, financial performance or public image.

The Business Conduct and Corporate Responsibility Committee held two meetings during our fiscal year 2009.

Corporate Governance Committee

The purposes and responsibilities of the Corporate Governance Committee include:

•	Identifying individuals believed to be qualified to become Board members consistent with criteria approved by our Board, and recommending nominees to stand for election at annual meetings of shareholders or to fill vacancies;

•	Adopting a policy and procedure for consideration of candidates recommended by our shareholders;

•	Developing, implementing and overseeing our Corporate Governance Principles;

•	Developing, reviewing and recommending director compensation, perquisites and benefit plans;

•	Recommending standing committees of our Board and committee assignments;

•	Reviewing the functions of committees of our Board and recommending changes as deemed appropriate;

•	In consultation with the Chairman and Lead Independent Director, setting meeting schedules for our Board and recommending meeting schedules for the Board’s committees;

•	Reviewing and approving related person transactions in accordance with relevant policies;

•	Reviewing and making recommendations to the Board regarding shareholder proposals; and

•	Facilitating our Board’s evaluation of its effectiveness.

For additional information regarding the role of the Corporate Governance Committee and our director compensation process and procedures, including the role of compensation consultants relating to director compensation, see the “Director Compensation and Benefits” section of this proxy statement beginning on page 19.

Our Board has determined in its business judgment that each member of the Corporate Governance Committee is independent under the rules of the NYSE and our Director Independence Standards. The Corporate Governance Committee held four meetings during our fiscal year 2009.

Finance Committee

The Finance Committee is authorized to review periodically our financial position, capital structure, working capital, capital transactions, debt ratings, and bank and lender relationships, and the financial and investment aspects of our benefit plans. The Finance Committee also reviews our dividend policy, capital asset plan and share repurchase policy and makes recommendations to our Board relating to such plan or policies. Our Board has determined in its business judgment that each member of the Finance Committee is independent under the rules of the NYSE and our Director Independence Standards. The Finance Committee held two meetings during our fiscal year 2009.

Management Development and Compensation Committee

The purposes and responsibilities of the Management Development and Compensation Committee include:

•	Reviewing and evaluating plans for our management training and development and organizational structure, and recommending to our Board for its approval individuals for election as executive officers and other corporate officers;

•	Overseeing and reviewing our overall compensation philosophy and establishing the compensation, perquisites and other benefits of our officers and management;

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his performance in light of those goals, and together with all independent directors of our Board, determining and approving our Chief Executive Officer’s annual salary, cash and stock incentives and other benefits based on this evaluation;

•	Reviewing and approving the use and the terms of employment, separation, severance and change in control agreements and any special arrangements in the event of termination of employment, death or retirement of a corporate officer (together, in the case of our Chief Executive Officer, with all independent directors of our Board);

•	Administering our stock-based compensation plans;

•	Reviewing and discussing the “Compensation Discussion and Analysis” section of this proxy statement with our management and making a recommendation to our Board on the inclusion of the “Compensation Discussion and Analysis” section in this proxy statement; and

•	Having the authority to retain and terminate compensation consultants, including the authority to approve such consultants’ fees and other retention terms.

For additional information regarding the role of the Management Development and Compensation Committee and our executive compensation process and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

Our Board has determined in its business judgment that each member of the Management Development and Compensation Committee is independent under the rules of the NYSE and our Director Independence Standards. The Management Development and Compensation Committee held eight meetings during our fiscal year 2009.

Committee Membership

The current committee members for each of the five standing committees of our Board of Directors are as follows, with the chairperson listed first:

Management
	Business Conduct and			Development
Audit	Corporate Responsibility	Corporate Governance	Finance	and Compensation

David B. Rickard Lewis Hay III Gregory T. Swienton Hansel E. Tookes II	Leslie F. Kenne Terry D. Growcock Karen Katen Hansel E. Tookes II	Lewis Hay III Thomas A. Dattilo Karen Katen Leslie F. Kenne	Gregory T. Swienton Stephen P. Kaufman David B. Rickard Dr. James C. Stoffel	Stephen P. Kaufman Thomas A. Dattilo Terry D. Growcock Dr. James C. Stoffel

Director Retirement

It is our policy that a director will retire from our Board effective at the end of the month in which he or she reaches age 72. In the event that a director’s 72nd birthday falls within twelve months of the Annual Meeting at which such director would stand for re-election, such director shall not stand for re-election. A director is also expected to tender automatically his or her resignation in the event of retirement or other significant change in status from the employment position held when last elected or appointed to our Board, and our Board will then determine whether such director’s continued Board membership is in the best interest of Harris and our shareholders, free from conflicts of interest and otherwise appropriate.

Communications with Members of our
Board of Directors

General. Shareholders and other interested persons who wish to communicate with a member or members of our Board, including the Lead Independent Director, the chairperson of any standing committee of the Board or the independent directors as a group, may do so by sending an e-mail message to the intended recipient or recipients c/o Corporate Secretary at corporate.secretary@harris.com. Shareholders and others may also write to the intended recipient or recipients, c/o Corporate Secretary, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Secretary will review each such communication and if it is related to the duties and responsibilities of our Board and its committees, it will be forwarded to the appropriate recipient or recipients. Our Board has instructed our Secretary not to forward communications the Secretary deems unduly hostile, threatening, illegal or similarly inappropriate (such as surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications received that were not forwarded to the intended recipient or recipients, and will make those communications available to any director upon request. The Lead Independent Director or other director in receipt of a communication for which he or she was the intended recipient will determine whether it will be sent to our full Board or a committee. If a communication is determined to be a complaint or concern pertaining to accounting, internal control or auditing matters, it will be handled in accordance with the procedures discussed below under “Accounting, Internal Control or Auditing Matters.”

Accounting, Internal Control or Auditing Matters. Our Audit Committee has established procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal control or auditing matters. Any of our employees may communicate concerns about any of these matters to such employee’s supervisor, manager or business standards advisor, or to the Vice President, Internal Audit and Compliance or the Director of Business Conduct or certain other individuals, or on a confidential and anonymous basis by way of e-mail or our toll-free hotline numbers listed on our website and in our Standards of Business Conduct. Other persons with such complaints or concerns may contact our Vice President, Internal Audit and Compliance or Director of Business Conduct at 1025 West NASA Boulevard, Melbourne, Florida 32919. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Standards of Business Conduct

All Harris employees, including the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior financial officers, are required to abide by the Harris Standards of Business Conduct, originally adopted in 1987, to help ensure that our business is conducted in a consistently ethical and legal manner. All directors are required to abide by our Directors’ Standards of Business Conduct. These standards of business conduct form the foundation of a comprehensive business conduct program that includes compliance with all laws, corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility. Our business conduct policies cover many topics, including employment issues, confidentiality, environmental, health and safety, insider trading, corporate opportunities, antitrust, export control, boycotts, government contracts, international business practices, entertainment and gifts, and use of company assets. Employees are required to report any conduct they believe in good faith to be a violation of any of our business conduct policies.

Our Standards of Business Conduct and our Directors’ Standards of Business Conduct are posted on our website at www.harris.com/business-conduct and are also available free of charge by written request to our Director of Business Conduct, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Standards of Business Conduct will be posted on our website within four business days following such amendment or waiver.

Director Nomination Process and Criteria

Our Board is responsible for approving nominees to stand for election as directors. The Corporate Governance Committee assists the Board in this process and identifies individuals it believes to be qualified to become Board members and recommends nominees.

It is a long-standing policy of our Board to consider director nominees recommended by shareholders. A shareholder who wishes to recommend a nominee for the Corporate Governance Committee’s consideration must include at least the following information about the proposed nominee: the proposed nominee’s name, age, business or residence address, principal occupation or employment, and the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected. The required information should be sent to our Secretary at 1025 West NASA Boulevard, Melbourne, Florida 32919. The Secretary will forward properly submitted shareholder-recommended nominations to the Chairperson of the Corporate Governance Committee for consideration at a future Corporate Governance Committee meeting. Individuals recommended by shareholders in accordance with these procedures will be evaluated and considered by the Corporate Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to the Corporate Governance Committee, shareholders may also directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders for directly nominating directors are discussed on page 68 under “Shareholder Proposals for the 2010 Annual Meeting of Shareholders.”

The Corporate Governance Committee also has a process for considering, reviewing and evaluating incumbent directors up for re-election. Pursuant to this process, prior to the annual meeting of shareholders at which an individual director’s term will expire, such director meets with our Chairman to discuss participation on our Board and its committees and other relevant matters. Such director is also requested to discuss any concerns or issues regarding continued membership on our Board with the Chairperson of the Corporate Governance Committee. In addition, the Corporate Governance Committee reviews such director’s tenure, experience, contributions, other directorships, attendance record, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.

Our Corporate Governance Principles contain Board membership criteria that apply to nominees for a position on our Board. Our Board, based upon the recommendation of the Corporate Governance Committee (which recommendation will be based on the criteria set forth below, regardless of whether the nominee is recommended by shareholders or is identified by the Corporate Governance Committee or otherwise), will select new nominees considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•	Current knowledge and contacts in the businesses in which we participate and in our industry or other industries relevant to our businesses, giving due consideration to potential conflicts of interest;

•	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;

•	Compatibility of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Harris and the interests of our shareholders; and

•	Diversity of viewpoints, background and experience.

Our Corporate Governance Committee has as a general matter retained a third-party search firm to assist in identifying and evaluating potential nominees, and all of our current independent directors have been identified using this process.

Majority Voting for Directors

Pursuant to our By-Laws and Corporate Governance Principles, the voting standard applicable for the election of our directors in uncontested elections is a majority voting standard. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election under the majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect in an uncontested election of directors since only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly tender his or her resignation following certification of the vote. The Corporate Governance Committee shall consider the resignation offer and shall recommend to our Board the action to be taken. Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with NYSE independence or other legal requirements, in which event our Board shall take action as promptly as practicable while continuing to meet such requirements. Our Board will also promptly publicly disclose its decision and the reasons therefor. If our Board does not accept the resignation, the nominee will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death or removal. If our Board accepts the resignation, then our Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of our Board.

The election of directors at the 2009 Annual Meeting of Shareholders is an uncontested election and thus the majority voting standard applies.

DIRECTOR COMPENSATION AND BENEFITS

Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program is also intended to recognize the time commitments and liability associated with serving on the board of a public company.

The form and amount of director compensation is periodically reviewed and assessed by the Corporate Governance Committee. The Corporate Governance Committee reviews broad survey data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, which data is requested by or on behalf of the Corporate Governance Committee from compensation consultants, including Towers Perrin LLP. Changes to director compensation, if any, are recommended by the Corporate Governance Committee to our Board for action. Employee directors are not separately compensated for service as a director.

Retainer and Attendance Fees

Directors who are not employees of Harris currently receive the following fees, as applicable, for their services on our Board:

•	$55,000 basic annual cash retainer, payable on a quarterly basis;

•	$10,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as the Chairperson of each standing committee of our Board other than the Audit Committee;

•	$2,000 attendance fee for each meeting or telephonic meeting of our Board; and

•	$2,000 attendance fee for each meeting or telephonic meeting of each standing committee of our Board and for attendance at any other event for or on our behalf.

The cash retainer payable for a quarter is pro-rated, based upon period of service, if a director does not serve on the Board for the entire quarter.

Equity Awards and Deferred Compensation

Under the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended (the “Directors’ Deferred Compensation Plan”), on January 1, April 1, July 1 and October 1 of each year, we currently credit each non-employee director’s account with a number of Harris stock equivalent units having a fair market value equal to $26,500 (for an annual rate of $106,000), which amount may be changed from time to time by our Board. In August 2008, on the recommendation of the Corporate Governance Committee, the Board approved a $2,500 increase in this quarterly amount from $24,000 (which represented a previous annual rate of $96,000) to the current quarterly rate of $26,500.

In addition, under the Directors’ Deferred Compensation Plan, prior to the commencement of a calendar year, each non-employee director may make an irrevocable election to defer all or a portion of his or her cash compensation for the subsequent year or years. The Directors’ Deferred Compensation Plan replaced the 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (the “1997 Directors’ Plan”). Effective December 31, 2004 no further deferrals of director compensation were permitted and no further annual awards were made under the 1997 Directors’ Plan.

Amounts deferred at the election of a non-employee director under such plans are invested in investment alternatives that mirror those available under our Retirement Plan or in Harris stock equivalent units based upon the fair market value of Harris common stock on the date of deferral. Such Harris stock equivalent units are equivalent in value to shares of our common stock. A non-employee director may not transfer or reallocate amounts deferred into other investments into Harris stock equivalent units. Amounts credited in Harris stock equivalent units may be reallocated into any other investment alternatives provided director minimum stock ownership guidelines are satisfied. Deferred amounts and investment earnings on such amounts are payable in cash following the non-employee director’s resignation, retirement or death. Each Harris stock equivalent unit is credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date. Harris stock equivalent units outstanding on May 27, 2009 were credited with the per unit value of the shares of Harris Stratex Networks, Inc. distributed to our shareholders in connection with the spin-off of Harris Stratex Networks, and such value was deemed to be reinvested in additional Harris stock equivalent units.

A non-employee director may elect to receive deferred amounts either in a cash lump sum on a date certain within five years after his or her resignation or retirement, or in annual substantially equal cash installments over a designated number of years beginning on a date certain within five years after a director’s resignation or retirement, provided that all amounts are fully paid within ten years after resignation or retirement.

Within 90 days of a change in control and to the extent permitted by Section 409A of the Internal Revenue Code, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then-remaining balance in his or her deferred accounts.

Amounts credited to directors’ accounts in the director deferred compensation plans may be partially or fully funded by a grantor trust, also known as a “rabbi trust.” Following a change in control, we are required to fund such “rabbi trust” with amounts credited to the directors’ accounts. In all cases, the assets in such trust are subject to the claims of our creditors, and directors are treated as our unsecured general creditors.

Reimbursement, Insurance and Charitable
Gift Matching

We reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs. Spouses or guests are invited occasionally to accompany directors to Board-related events, for which we pay or reimburse travel and related expenses. In addition, we provide each non-employee director with accidental death and dismemberment insurance in the amount of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs. We pay the premiums for such insurance, and the total aggregate premiums for coverage for all non-employee directors during fiscal 2009 was $312. We also provide liability insurance coverage for all of our directors and officers.

Non-employee directors may participate in the Harris Foundation charitable gift matching program available to all employees, where the Harris Foundation matches contributions to eligible post-secondary educational institutions and charitable organizations up to an annual maximum of $10,000 per employee or director.

Fiscal 2009 Compensation of Non-Employee Directors

The following table sets forth information regarding compensation to each of our non-employee directors for fiscal 2009. We do not currently have a non-equity incentive plan or pension plan for directors.

				Change in
				Pension Value
				and
				Nonqualified
	Fees Earned			Deferred
	or Paid in	Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation	Total
Name	$(1)	$(2)	$(3)	$(4)	$(5)	$
Thomas A. Dattilo	$95,000	$101,000	$0	$0	$0	$196,000

Terry D. Growcock	$97,000	$101,000	$0	$0	$10,000	$208,000

Lewis Hay III	$98,000	$101,000	$0	$0	$0	$199,000

Karen Katen	$83,000	$101,000	$0	$0	$0	$184,000

Stephen P. Kaufman	$96,000	$101,000	$0	$0	$5,000	$202,000

Leslie F. Kenne	$88,000	$101,000	$0	$0	$0	$189,000

David B. Rickard	$99,000	$101,000	$0	$0	$0	$200,000

Dr. James C. Stoffel	$91,000	$101,000	$0	$0	$133,639	$325,639

Gregory T. Swienton	$90,000	$101,000	$0	$0	$10,000	$201,000

Hansel E. Tookes II	$91,000	$101,000	$0	$0	$0	$192,000

(1)	Amounts shown in the “Fees Earned or Paid in Cash” column reflect total cash compensation paid to each director in respect of fiscal 2009 for Board and committee retainers and meeting fees and include amounts that may have been deferred at the director’s election and credited to accounts in our Directors’ Deferred Compensation Plan.

(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), for fiscal 2009 with respect to the Harris stock equivalent units awarded to each director in respect of fiscal 2009 and credited to each such director’s account under the Directors’ Deferred Compensation Plan as described above. Under FAS 123R, the fair value of these stock awards is determined as of the grant date using our closing market price on the date of grant. Since these grants of deferred units are not subject to a vesting requirement or risk of forfeiture, the full fair value was recognized as an expense at the time of award in fiscal 2009. These amounts reflect our accounting for these stock equivalent unit awards and do not correspond to the actual values that may be recognized by the directors.

As of July 3, 2009, our non-employee directors had the following aggregate number of Harris stock equivalent units accumulated in their deferred accounts for all years of service as a director, from deferrals of cash compensation and awards of Harris stock equivalent units, including additional Harris stock equivalent units credited as a result of dividend equivalents earned with respect to such Harris stock equivalent units: Thomas A. Dattilo — 21,917 units; Terry D. Growcock — 9,648 units; Lewis Hay III — 36,943 units; Karen Katen — 59,324 units; Stephen P. Kaufman — 21,351 units; Leslie F. Kenne — 11,182 units; David B. Rickard — 33,266 units; Dr. James C. Stoffel — 13,405 units; Gregory T. Swienton — 46,918 units; and Hansel E. Tookes II — 10,189 units.

(3)	The use of stock options as an element of compensation for our directors was discontinued in December 2004. Options previously awarded to our non-employee directors are nonqualified for tax purposes. Such options were priced using the closing market price of our stock on the date of grant. All such options became fully vested in accordance with their terms on or prior to October 22, 2007. Options granted to non-employee directors expire no later than ten years after the date of grant.

As of July 3, 2009, the following directors held the following aggregate number of outstanding stock options: Thomas A. Dattilo — 5,285; Lewis Hay III — 16,912; Karen Katen — 21,140; Stephen P. Kaufman — 5,285; Leslie F. Kenne — 8,456; David B. Rickard — 16,912; and Dr. James C. Stoffel — 12,684.

(4)	There were no above-market or preferential earnings in our director deferred compensation plans.

(5)	As noted above, non-employee directors may participate in our charitable gift matching program up to an annual limit of $10,000 per director. While our directors participate on the same basis as our employees, SEC rules require that the amount of a director’s participation in a charitable matching program be disclosed. The amounts shown for Messrs. Growcock, Kaufman and Swienton represent the amount of charitable gift matching payments made during fiscal 2009.

The amount shown for Dr. Stoffel reflects fees in the total amount of $132,039 paid to him by Harris Stratex Networks for serving as a non-employee director of Harris Stratex Networks as one of our nominees prior to the spin-off of our ownership interest in Harris Stratex Networks to our shareholders in May 2009, and $1,600 of charitable gift matching payments made during fiscal 2009. The Compensation Committee of the Harris Stratex Networks Board is authorized to determine the compensation for its non-employee directors. For the portion of fiscal 2009 through the date of the spin-off of our shares of Harris Stratex Networks to our shareholders, Dr. Stoffel received $77,500 for board and committee retainer and attendance fees and $54,539 in stock awards for service as a non-employee director of Harris Stratex Networks, as calculated in accordance with SEC rules.

Stock Ownership Guidelines for
Non-Employee Directors

To further align the interests of members of our Board and shareholders, our Board has previously approved stock ownership guidelines for our non-employee directors. In August 2008, on the recommendation of the Corporate Governance Committee, the Board increased the stock ownership guidelines from four times the basic annual cash retainer to five times the basic annual cash retainer. As a result, our directors are expected to own, within five years after election or appointment to our Board, Harris stock or stock equivalents having a minimum value of $275,000 (based upon the current $55,000 basic annual cash retainer). As of September 18, 2009, all of our non-employee directors met the increased stock ownership guidelines.

Indemnification

We have entered into indemnification agreements with each of our directors and Board-elected officers, including the executive officers named in the Summary Compensation Table on page 41. These agreements require us to indemnify these directors and officers with respect to their activities as a director, officer or employee of Harris, or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which they are, or are threatened to be made, parties as a result of their service to us.

Under the indemnification agreements, each director or officer will continue to be indemnified with respect to suits or proceedings arising from his or her service to us, even after ceasing to occupy a position as an officer, director, employee or agent of Harris.

OUR LARGEST SHAREHOLDERS

The rules of the SEC require disclosure regarding any persons known to us to be a beneficial owner of more than five percent of our common stock. The following table sets forth as of July 31, 2009 the beneficial ownership of our common stock by each person who has reported to the SEC beneficial ownership of more than five percent of our common stock, based on the reports filed by these persons.

	Amount and
Name and Address of	Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

Bank of America Corporation	8,654,396 (1)	6.49% (1)
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255

(1)	Beneficial and percentage ownership information is based on information contained in Amendment No. 2 to Schedule 13G jointly filed with the SEC on February 13, 2009 by Bank of America Corporation and certain of its affiliates. The schedule contains the following information regarding beneficial ownership of our common stock: (a) Bank of America Corporation had shared dispositive power over 8,654,396 shares and shared voting power over 8,302,747 shares; (b) NB Holdings Corporation had shared dispositive power over 8,647,396 shares and shared voting power over 8,295,747 shares; (c) BAC North America Holding Company had shared dispositive power over 8,562,701 shares and shared voting power over 8,211,052 shares; (d) BANA Holding Corporation had shared dispositive power over 8,562,701 shares and shared voting power over 8,211,052 shares; (e) Bank of America, N.A. had sole dispositive power over 332,524 shares, shared dispositive power over 8,230,177 shares, sole voting power over 283,162 shares and shared voting power over 7,927,890 shares; (f) Columbia Management Group, LLC had shared dispositive power over 8,122,199 shares and shared voting power over 7,812,165 shares; (g) Columbia Management Advisors, LLC had sole dispositive power over 7,658,113 shares, shared dispositive power over 464,086 shares, sole voting power over 7,745,152 shares and shared voting power over 67,013 shares; (h) Banc of America Securities Holding Corporation had shared dispositive power and shared voting power over 84,695 shares; (i) Banc of America Securities LLC had sole dispositive power and sole voting power over 84,695 shares; (j) NMS Services, Inc. had shared dispositive power and shared voting power over 7,000 shares; (k) NMS Services (Cayman), Inc. had sole dispositive power and sole voting power over 7,000 shares; (l) Banc of America Investment Advisors, Inc. had shared voting power over 52,047 shares; and (m) U.S. Trust Company of Delaware had shared dispositive power and shared voting power over 2,700 shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares and equivalent units of our common stock, as of July 31, 2009, by (a) each director, including the nominees for election at the 2009 Annual Meeting, (b) our Chief Executive Officer and each other named executive officer, and (c) all our directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities. As of July 31, 2009, no individual director, nominee for director or named executive officer beneficially owned 1% or more of our common stock. As of July 31, 2009, our directors and executive officers, as a group, beneficially owned 1.48% of our common stock.

	Shares Beneficially Owned
		Shares	Total
		Under	Shares	Stock
	Shares	Exercisable	Beneficially	Equivalent
Name	Owned(1)	Options(2)	Owned(3)	Units(4)

DIRECTORS:
Thomas A. Dattilo	0	5,285	5,285	21,917
Terry D. Growcock	1,021	0	1,021	9,648
Lewis Hay III	0	16,912	16,912	36,943
Karen Katen	10,000	21,140	31,140	59,324
Stephen P. Kaufman	4,000	5,285	9,285	21,351
Leslie F. Kenne	0	8,456	8,456	11,182
Howard L. Lance(5)*	255,790	633,648	889,438	6,548
David B. Rickard	0	16,912	16,912	33,266
James C. Stoffel	0	12,684	12,684	13,405
Gregory T. Swienton	0	0	0	46,918
Hansel E. Tookes II	1,000	0	1,000	10,189
NAMED EXECUTIVE OFFICERS:
Robert K. Henry(5)	57,180	162,620	219,800	59,390
Gary L. McArthur(5)	70,224	97,191	167,415	1,995
Timothy E. Thorsteinson	7,360	75,919	83,279	22,600
Daniel R. Pearson(5)	63,968	64,873	128,841	2,551
All Directors and Executive Officers, as a group (19 persons)(6)	607,137	1,352,764	1,959,901	361,170

*	Also a named executive officer.

(1)	Includes shares over which the person or members of his or her immediate family hold or share voting and/or investment power and excludes shares listed under the columns “Shares Under Exercisable Options” and “Stock Equivalent Units.” For named executive officers, includes shares owned through our Retirement Plan.

(2)	Includes shares underlying options granted by us which are exercisable as of July 31, 2009, and shares underlying options which become exercisable within 60 days thereafter.

(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Under Exercisable Options.”

(4)	For the non-employee directors, this column represents stock equivalent units credited under our 1997 Directors’ Plan and our Directors’ Deferred Compensation Plan discussed above under “Director Compensation and Benefits.” Stock equivalent units deferred under our 1997 Directors’ Plan and Directors’ Deferred Compensation Plan are settled in cash following a director’s resignation, retirement or death, may not be voted and may be re-allocated into other investment alternatives as discussed above under “Director Compensation and Benefits.” For the named executive officers, other than Mr. Thorsteinson, this column includes amounts deferred in the form of stock equivalent units under our Supplemental Executive Retirement Plan (“SERP”), which are settled in cash following, or under certain circumstances prior to, retirement. For Mr. Henry, this column includes 50,000 Harris stock equivalent units that were deferred into the SERP upon the vesting of 50,000 shares of restricted stock on February 28, 2008. Stock equivalent units deferred under the SERP may not be voted and may be re-allocated into other investment alternatives. Amounts in this column are not included in the “Total Shares Beneficially Owned” column. For Mr. Thorsteinson, this column includes 17,400 performance share units and 5,200 restricted stock units. Such units are not deemed beneficially owned until restrictions on the units have lapsed. Such units are payable in shares of our common stock upon vesting.

(5)	The shares reported as beneficially owned by Mr. Lance and other named executive officers include performance and restricted shares for which the performance or restriction period had not expired and as to which the named individuals have sole voting power but no investment power, as follows: Mr. Lance — 111,400 performance shares; Mr. Henry — 22,000 performance shares; Mr. McArthur — 22,900 performance shares and 16,000 restricted shares; and Mr. Pearson — 16,200 performance shares and 9,000 restricted shares.

(6)	The shares reported as beneficially owned by all directors and executive officers, as a group, include 265,850 performance shares and restricted shares awarded to the executive officers for which the performance or restriction period had not expired and as to which the executive officers have sole voting power but no investment power. No directors or executive officers have pledged any shares of our common stock.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Harris specifically incorporates this Report by reference therein.

The role of the Audit Committee is, among other things, to assist the Board in its oversight of:

•	The integrity of the financial statements of Harris;

•	Harris’ compliance with applicable related legal and regulatory requirements;

•	The independence and qualifications of Harris’ independent registered public accounting firm; and

•	The performance of Harris’ independent registered public accounting firm and internal audit function.

The Board has determined that, in its business judgment, all members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Harris’ Director Independence Standards.

Management of Harris is responsible for the preparation, presentation and integrity of Harris’ financial statements and the effectiveness of Harris’ system of internal control over financial reporting and disclosure controls and procedures. Management and the Internal Audit department are responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm for fiscal 2009, Ernst & Young LLP (“E&Y”), is responsible for auditing the consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. E&Y is also responsible for auditing the effectiveness of Harris’ internal control over financial reporting. The Audit Committee has met and held discussions with management, the head of Internal Audit and E&Y. The Audit Committee discussed with the internal auditors and E&Y the overall scope of, and plans for, their respective audits. The Audit Committee also met with E&Y, the head of Internal Audit, the Principal Accounting Officer and the Chief Financial Officer, with and without management present, to discuss the results of its examinations, the reasonableness of significant judgments, the evaluations of Harris’ internal control over financial reporting and the overall quality of Harris’ financial reporting. Management has represented to the Audit Committee that Harris’ consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has:

•	Reviewed and discussed with management and E&Y Harris’ internal control over financial reporting, including a review of management’s report on its assessment and E&Y’s audit of the effectiveness of Harris’ internal control over financial reporting and any significant deficiencies or material weaknesses;

•	Considered, reviewed and discussed the audited financial statements with management and E&Y, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies;

•	Discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and discussed E&Y’s independence with E&Y;

•	Reviewed the services provided by E&Y other than its audit services and considered whether the provision of such other services by E&Y is compatible with maintaining its independence, discussed with E&Y its independence, and concluded that E&Y is independent from Harris and its management; and

•	Reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in the Harris Annual Report on Form 10-K for the fiscal year ended July 3, 2009 are true in all important respects, and that the report contains all appropriate material information of which they are aware.

In reliance upon the reports, reviews and discussions described in this Report, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Harris’ Annual Report on Form 10-K for the fiscal year ended July 3, 2009, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of, E&Y as Harris’ independent registered public accounting firm for the fiscal year ending July 2, 2010.

Submitted on August 27, 2009 by the Audit Committee of the Board of Directors.

David B. Rickard, Chairperson
Lewis Hay III
Gregory T. Swienton
Hansel E. Tookes II

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Discussion and Analysis section of our proxy statement is intended to help our shareholders understand our executive compensation program and the basis for the compensation paid with respect to fiscal 2009 to Howard L. Lance, our Chairman, President and Chief Executive Officer (“CEO”), Gary L. McArthur, our Chief Financial Officer, and Messrs. Henry, Thorsteinson and Pearson, our three other most highly compensated executive officers for fiscal 2009 (our “named executive officers”), detailed in the Summary Compensation Table on page 41 and in the other tables and narrative discussion that follow.

Overall Philosophy and Objectives of Our
Compensation Program

Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. We are dedicated to developing best-in-class assured communications® products, systems and services for global markets, including RF communications, government communications, and broadcast communications. In fiscal 2009 our annual revenue was approximately $5 billion and we have more than 15,000 employees. Our common stock is listed on the New York Stock Exchange.

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. The following principles provide a framework for our executive compensation program:

•	Alignment with Shareholders’ Interests — We believe executives’ interests are more directly aligned with the interests of our shareholders when compensation programs: emphasize both short- and long-term financial performance; are significantly impacted by the value of our stock; and require significant ownership of our stock.

•	Competitiveness — To attract qualified executives, motivate performance and retain, develop and reward executives with the abilities and skills needed to build long-term shareholder value, we believe an executive’s total compensation should be competitive and reflect the value of such executive’s position in the market and within Harris.

•	Motivate Achievement of Financial and Strategic Goals — We believe an effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the value of our stock. Additionally, we believe the portion of an executive’s total compensation that varies with performance should be a function of the executive’s responsibilities and ability to influence results. As an executive’s responsibility increases, so should the amount of performance-based, at-risk compensation.

•	Reward Superior Performance — We believe that while total compensation for an executive should be both competitive and tied to achievement of financial goals and strategic objectives, performance that exceeds target should be appropriately rewarded.

Our Executive Compensation Process

The philosophy, objectives, elements, policies and practices of compensation for our executive officers are set by the Management Development and Compensation Committee of our Board (the “Compensation Committee”). In approving compensation levels, individual objectives and financial targets for our named executive officers, the Compensation Committee reviews the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives, with an emphasis on creating a “pay for profitable growth” environment.

In fiscal 2009, the Compensation Committee directly retained Pearl Meyer & Partners, an independent executive compensation consulting firm, to provide objective analysis, advice and information, including competitive market data, to the Compensation Committee related to CEO compensation and the compensation of other executive officers. Pearl Meyer & Partners performs services at the direction and under the supervision of the Compensation Committee and does not provide any services to Harris other than those provided to the Compensation Committee. In addition, the Compensation Committee has also utilized the services of Towers Perrin, LLP in the limited area of retirement benefits for our CEO. Our management uses Towers Perrin to provide executive officer compensation, actuarial and benefit plan consulting services and provides the Compensation Committee with the details of the work performed by Towers Perrin and its fees. The Compensation Committee has determined that providing these services to management does not impair the ability of Towers Perrin to render impartial services to the Compensation Committee in the limited area of CEO retirement benefits.

The Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and the compensation of our other executive officers. As part of the annual compensation planning process, our CEO recommends targets for our incentive compensation programs. Following an annual performance review process, our CEO also recommends specific compensation for our other executive officers, including base salary adjustments and incentive and equity awards. Our CEO also presents to the Compensation Committee his evaluation of each such executive officer’s contributions during the previous year, including strengths and development needs, and reviews succession plans for each of the executive positions.

After input from our CEO, as well as from Pearl Meyer & Partners and the assessment of compensation trends and competitive market data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for our executive officers, other than our CEO. As part of this process, the Compensation Committee reviews each executive officer’s three-year compensation history, including base salary, annual cash incentive and equity awards and also reviews the types and levels of other benefits such as change in control severance agreements, retirement plans and perquisites. In the case of our CEO, the review and final compensation decisions are made by the independent directors of our Board, giving due consideration to the Compensation Committee’s recommendations.

In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the short- and long-term financial measures, weighting and targets for performance-based, at-risk compensation. For our CEO, such measures, weighting and targets are established by the independent directors of our Board, giving due consideration to the Compensation Committee’s recommendations. The specific financial measures, weighting and targets are intended to encourage and reward the creation of sustainable, long-term value for our shareholders and are aligned with our Board-approved, long-term strategic growth plan and our annual operating plan.

At the end of each fiscal year, the independent directors of our Board meet in executive session without the CEO present under the leadership of the Chairperson of the Compensation Committee to conduct a performance review of our CEO. During such review, the directors evaluate the CEO’s achievement of agreed-upon objectives established at the start of the fiscal year, our overall performance, the CEO’s personal self-evaluation of his effectiveness over the past year and other accomplishments. At the end of the fiscal year, the Compensation Committee also receives a specific compensation recommendation from our CEO for the other executive officers, which recommendation is based upon an assessment of each executive’s performance, achievement of objectives established at the start of the fiscal year for the executive and his or her business unit or organization within the company, contribution to our performance and other accomplishments.

While compensation levels may differ among our named executive officers based upon competitive factors and the role, responsibilities and performance of each named executive officer, there are no material differences in our compensation policies or the manner in which total direct compensation opportunity is determined for any of our named executive officers. The material elements of our executive compensation program applicable to our named executive officers also apply to our other executive officers.

Competitive Considerations

Each element of our executive compensation program is addressed in the context of competitive practices. In general, the Compensation Committee sets total target compensation for our CEO and other executives to approximate the 50th percentile of our comparison group. While the Compensation Committee reviews survey data, it uses discretion in setting an executive’s compensation after considering experience, position, tenure and contributions. For fiscal 2009, the Compensation Committee engaged Pearl Meyer & Partners to assess the composition of our comparison group, median pay levels for our CEO and other executive officers, the competitive position of the compensation for our CEO and other executive officers and the mix and elements of such compensation. The comparison group used for our CEO and other executive officers consists of companies with one or more of the following attributes: business operations in the markets in which we participate; similar revenue and market capitalization; and businesses that compete with us for executive talent. For fiscal 2009, the comparison group consisted of the following 22 companies:

• Agilent Technologies, Inc.	• Molex Incorporated
• Alliant Techsystems Inc.	• NCR Corporation
• AMETEK, Inc.	• Oshkosh Corporation
• Amphenol Corporation	• Pitney Bowes Inc.
• Applied Materials, Inc.	• Precision Castparts Corp.
• Diebold, Incorporated	• Rockwell Automation, Inc.
• DRS Technologies, Inc.	• Rockwell Collins, Inc.
• Goodrich Corporation	• SAIC, Inc.
• ITT Corporation	• Spirit Aerosystems Holdings, Inc.
• Juniper Networks, Inc.	• Thomas & Betts Corporation
• L-3 Communications Holdings, Inc.	• Unisys Corporation

The Compensation Committee annually reviews the composition of the comparison group used for assessing the compensation for our CEO and other executive officers and makes changes it determines are appropriate based on changes to the attributes of each such company and whether it continues to make its compensation data available. Pearl Meyer & Partners, our CEO and other executive officers provide input to the Compensation Committee as to changes to the attributes of companies in the comparison group.

Elements of Our Compensation Program

During fiscal 2009, the compensation program for our executive officers consisted of the following elements:

•	base salary;

•	annual cash incentive opportunities;

•	equity-based long-term incentives, including stock options, performance shares, performance share units and in certain limited instances, restricted stock;

•	health, welfare and other personal benefits;

•	limited perquisites; and

•	change in control, severance, retirement and other post-employment pay and benefits.

The Compensation Committee believes that the elements of our executive compensation program are competitive and further our objectives of motivating achievement of our short- and long-term financial goals and strategic objectives, rewarding superior performance and aligning the interests of our executives and shareholders.

Named Executive Officer Fiscal 2009 Target Direct Compensation Mix

The following bar graphs set forth, for our CEO and for our other named executive officers on average, respectively, the percentage of fiscal 2009 total target direct compensation represented by each major element of target direct compensation, indicating the percentage of fiscal 2009 target direct compensation that was at risk in the form of performance-based awards and equity awards. The percentages are based upon the fiscal 2009 target levels for each element at the time of approval. A description of the valuation and how each major element is determined is discussed below.

Base Salary and How Base Salary is
Determined

General Considerations

We provide executives with a base salary for services rendered during the year. The Compensation Committee reviews executive base salaries on an annual basis as well as any time there is a substantial change in an executive’s responsibilities or in market conditions. The Compensation Committee generally targets an executive officer’s base salary to be within ten percent below or ten percent above the median of the market for base salaries for comparable positions at companies in our comparison group. However, the specific base salary for an executive is also influenced by the executive’s experience, position, changes in responsibilities, tenure and contributions, and by current market conditions and our outlook.

In general, executive officers with higher levels of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk.

2009 Base Salary for Named Executive Officers

In August 2008, the Compensation Committee conducted its annual base salary review for our CEO and other named executive officers considering the factors noted above. Based upon such review, the Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board, determined that increases in base salary were appropriate. The base salary increases for fiscal 2009, which were effective August 30, 2008, were as follows: Mr. Lance-5.0%; Mr. McArthur-25.0%; Mr. Henry-2.8%; Mr. Thorsteinson-2.3%; and Mr. Pearson-24.0%. Information regarding base salaries in fiscal 2009 is set forth in the Summary Compensation Table on page 41 under the “Salary” column.

2010 Base Salary Actions

As a result of current business conditions, the global recession and current economic uncertainties, the Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board,

determined that neither our CEO nor any of our other executive officers will at this time receive a base salary increase for fiscal 2010. This decision may be re-evaluated at a later date and is not reflective of the contributions to our performance made by our CEO or any of our other executive officers.

Annual Cash Incentive Pay and How Annual
Cash Incentive Pay is Determined

Annual Incentive Plan

Under our Annual Incentive Plan, which was approved by our shareholders in October 2005, at the start of each fiscal year the Compensation Committee sets an annual cash incentive compensation target for each executive officer and recommends to the independent directors of our Board the target to set for our CEO. The Compensation Committee and independent directors of our Board, as applicable, also establish specific financial performance measures and targets, including the relative weighting and thresholds, as well as individual performance objectives for payouts under our Annual Incentive Plan. In certain instances, financial performance targets established at the start of a fiscal year are adjusted by the Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board, to take into account items determined not to be reflective of normal, ongoing business operations.

Our CEO’s annual cash incentive compensation is subject to a maximum set by the independent directors of the Board at the start of the fiscal year based upon an earnings per share (“EPS”) target. The EPS target is used to assist in meeting the requirements of Section 162(m) of the Internal Revenue Code. The actual amount of Mr. Lance’s annual cash incentive compensation is based upon actual performance for the year compared with financial performance targets and individual objectives established at the start of each fiscal year.

•	Determination of Participant Incentive Compensation Targets — Annual cash incentive compensation targets are set for our named executive officers at the beginning of each fiscal year using the comparison group data as a reference point where available for a comparable position, or broad survey data. Annual cash incentive opportunities provide executives the potential to achieve total cash compensation above the target if our financial performance is above target. However, there is downside risk if our financial performance is below target. Annual payouts can range from zero to 200 percent of target compensation depending on our financial performance and performance against individual objectives.

•	Financial Performance Measures, Targets and Weighting — Annual cash incentives for fiscal 2009 were based upon Harris’ overall revenue and operating income and, for operating segment executives, the applicable business segment’s revenue and operating income. In fiscal 2009, the Compensation Committee determined in its business judgment to change the profitability measure from Earnings Before Interest and Taxes (“EBIT”) to operating income to more closely align to a measure that executives can directly influence. As a general principle, we seek to establish financial performance targets that are both challenging and achievable. They are set at levels believed to require significant effort on the part of the executives, yet they also represent a reasonable expectation of performance based upon the markets in which we participate.

For each financial performance measure, there is no payout for performance below the threshold, which in fiscal 2009 was 80% of target performance. Payout calculations established at the start of fiscal 2009 were based upon the following table with straight-line interpolation applied based upon the actual percentage of target financial performance:

% of Target Financial Performance	Payout

<80%	0%
80%	50%
90%	80%
100%	100%
125% and above	200%

For fiscal 2009, the maximum 200% payout was achievable for financial performance that exceeded 125% of target financial performance. This compares with the fiscal 2008 maximum 200% payout for financial performance that exceeded 120% of target financial performance.

2009 Annual Cash Incentive Awards for Named Executive Officers

Fiscal 2009 approved adjusted financial performance measures, targets and weighting, participant’s annual cash incentive compensation targets and actual annual cash payouts, which also reflect an assessment of individual objectives, for the named executive officers under our Annual Incentive Plan were as follows:

			Participant’s
			Annual	Actual Annual	Actual
			Incentive	Cash	Payout
Named	Fiscal 2009 Adjusted Financial Performance		Plan	Incentive	as a % of
Executive	Measures, Targets and		Compensation	Compensation	Compensation
Officer	Weighting		Target	Payment	Target
Howard L. Lance	• Revenue-$5.691 billion	50%
Chairman, President and CEO	• Operating income-$847 million	50%	$1,155,000	$1,225,000	106%

Gary L. McArthur	• Revenue-$5.691 billion	50%
Senior Vice President and Chief Financial Officer	• Operating income-$847 million	50%	$360,000	$416,000	116%

Robert K. Henry	• Revenue-$5.691 billion	50%
Executive Vice President and Chief Operating Officer	• Operating income-$847 million	50%	$505,000	$534,000	106%

Timothy E. Thorsteinson*	• Broadcast Communications	50%
President, Broadcast	Revenue-$690 million
Communications	• Broadcast Communications Operating income-$55 million	50%	$310,000	$140,000	45%

Daniel R. Pearson	• GCS revenue-$2.630 billion	50%
Group President, Government Communications Systems (“GCS”)	• GCS operating income-$274 million	50%	$300,000	$450,000	150%

*	Mr. Thorsteinson’s payout amount does not give effect to the conversion and payment in Canadian dollars pursuant to his employment agreement.

These financial performance measures and targets represent internal measurements of performance, and, while the calculations are based upon our financial results calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), our results may be adjusted by the Compensation Committee to take into account items determined not to be reflective of normal, ongoing business operations. The Compensation Committee has adopted guidelines in making specific decisions for these purposes on which items to include or exclude from our financial results, including that any adjustment must be objectively measurable under GAAP.

In addition to incentives payable under our Annual Incentive Plan, annual cash incentive opportunity also includes amounts payable under the Performance Reward Plan which is described below. Under the Performance Reward Plan the target payment was 3.5% of eligible compensation if we achieved operating income of $847 million.

During fiscal 2009, we completed the spin-off to our shareholders of our ownership interest in Harris Stratex Networks, our majority-owned publicly-traded subsidiary. As a result, the Compensation Committee changed the fiscal 2009 financial performance target for Harris’ revenue and operating income to exclude the results of Harris Stratex Networks for the portion of fiscal 2009 that it was not part of our consolidated results. The overall revenue and operating income targets and results thus include the revenue and operating income of Harris Stratex Networks, which were included within our reported financial results as discontinued operations.

For purposes of calculations under the Annual Incentive Plan and the Performance Reward Plan, the Compensation Committee adjusted Harris’ fiscal 2009 operating income results to exclude: unforecasted charges for goodwill and other impairments, restructuring charges, severance costs, acquisition-related costs, and income from the Public Safety and Professional Communications business acquired from Tyco Electronics for the five weeks of fiscal 2009 that it was part of Harris. In addition, the Compensation Committee adjusted Harris fiscal 2009 revenue results to also exclude the revenue from the Public Safety and Professional Communications business.

The Compensation Committee adjusted the Broadcast Communications segment operating income results to exclude unforecasted charges for goodwill and other impairments, restructuring costs and severance costs. The Compensation Committee also adjusted the revenue criteria for the Broadcast Communications segment as a result of the unprecedented market conditions that occurred during fiscal 2009 and the manner in which the management team responded to those market conditions. This resulted in a 90% payout for the revenue financial performance measure for Mr. Thorsteinson.

Mr. Pearson’s financial performance measures for the Government Communications Systems segment do not include operating income and revenue of our IT Services business because Mr. Pearson does not have direct responsibility for such business unit. Also, the Compensation Committee adjusted the Government Communications Systems segment operating income results to exclude acquisition-related costs and severance costs.

Results and adjusted fiscal 2009 performance results were as follows:

Adjusted
Financial Performance Measures	Results	Results
Revenue (with Harris Stratex Networks)	$5.600 billion	$5.552 billion
Operating Income (with Harris Stratex Networks)	$199 million	$836 million
Broadcast Communications Revenue	$584 million	$584 million
Broadcast Communications Operating (Loss)/Income	$(238) million	$31 million
Government Communications Systems Revenue	$2.71 billion	$2.71 billion
Government Communications Systems Operating Income	$303 million	$308 million

For fiscal 2009, Mr. Lance’s annual incentive payout under the Annual Incentive Plan, as calculated based upon the financial performance measures and adjusted results, was adjusted upward by 10% based upon the assessment by the independent directors of our Board of Mr. Lance’s performance against the following individual objectives established at the start of the fiscal year: technology development; international business development; organization development and succession planning for key executives; and interaction with the Board and leadership as Chairman of the Board.

Annual incentive payouts under the Annual Incentive Plan for the named executive officers other than the CEO were subject to an upward or downward adjustment ranging from zero to 20% of the financial calculation. For fiscal 2009, annual incentive payouts under the Annual Incentive Plan for the named executive officers other than the CEO, as calculated based upon the financial performance measures and adjusted results, were adjusted from zero to 20% higher. The adjustments made were approved by the Compensation Committee based upon our CEO’s recommendation as a result of his assessment of individual performance versus the pre-established individual objectives.

The annual cash incentive payouts under the Annual Incentive Plan in respect of fiscal 2009 are also set forth in the note to the “Non-Equity Incentive Plan Compensation ” column of the Summary Compensation Table on page 41.

2010 Annual Incentive Plan Actions

In August 2009, the Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board, approved the financial performance measures, targets and weighting, and participants’ annual cash incentive compensation targets for fiscal 2010. For the same reasons discussed above under “2010 Base Salary Actions,” the fiscal 2010 annual cash incentive compensation targets for our CEO and other named executive officers have not at this time been increased from the fiscal 2009 levels set in August 2008. This decision may be re-evaluated at a later date and is not reflective of the contributions to our performance made by our CEO or any of our other executive officers.

Broad-based Profit Sharing Plans

We maintain broad-based cash incentive plans, available to most of our U.S.-based employees who have at least one year of service on the last day of our fiscal year. Our executive officers, other than Mr. Thorsteinson, participate in the broad-based “Performance Reward Plan.” Under this plan, if we are profitable, we will make a minimum cash payment of 2% to a maximum cash payment of 6% of an employee’s eligible compensation. The actual payment is based upon our performance against financial targets. For fiscal 2009, the target payout was 3.5% of an employee’s eligible compensation if we achieved operating income of $847 million. For amounts of eligible compensation above the social security wage base, the payment is increased up to an additional 5.7% of such eligible compensation above the social security wage base. Based upon the adjustments to operating income approved by the Compensation Committee in substantially the same manner as discussed above regarding our Annual Incentive Plan, a payout of 3.33% of eligible compensation plus an additional 3.33% of eligible compensation above the social security wage base was approved for fiscal 2009 under the Performance Reward Plan. Participants may elect to defer either half or all of the payment into the Retirement Plan or the SERP. The amounts earned by our named executive officers under the Performance Reward Plan in respect of fiscal 2009 are set forth in the note to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 41.

Long-Term Compensation —
Equity Incentives and How Long-Term
Compensation is Determined

We provide long-term incentives through a combination of stock options and performance share awards. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals and strategic objectives. The Compensation Committee awards different types of equity compensation because it believes that each type rewards shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly impacted by both increases and decreases in the price of our common stock, performance share grants motivate our executives to achieve our multi-year financial and operating goals because the number of shares ultimately earned depends upon the level of our performance over a three-year period. Under such grants, each new fiscal year begins a new three-year performance cycle for which the Compensation Committee establishes financial performance targets and award targets. Stock option grants motivate our executives to increase shareholder value because the options only have value to the extent the price of our common stock on the date of exercise exceeds the stock price on the grant date, and thus compensation is realized only if our stock price increases over the term of the award. Equity awards are also intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock.

Equity Compensation Mix

In determining the appropriate mix of equity compensation elements, the Compensation Committee considers the mix of such elements at competitors and our comparison group, the retention value of each element and other factors important to us, including tax and accounting treatment, and the recommendation of the Compensation Committee’s independent compensation consultant. The total value of long-term compensation for our executive officers is typically set by reference to a multiple of such executive officers’ base salary, which equity-based multiple is assessed using our comparison group. For fiscal 2009, the Compensation Committee determined that 50% of the value of long-term equity incentive opportunity at the time of award would be allocated as stock options and 50% of the value would be allocated as performance shares or performance share units. Generally, a higher Harris stock price results in the award of fewer shares, and a lower Harris stock price results in the award of more shares.

Stock Options

Stock options granted to our named executive officers and other employees during fiscal 2009 were made pursuant to our Harris Corporation 2005 Equity Incentive Plan, which was approved by our shareholders in October 2005. Stock option grants made in fiscal 2009 have the following terms:

•	An exercise price equal to or greater than the closing price of our stock on the date of grant;

•	Vest in installments of 50% on the first anniversary of the grant date, an additional 25% on the second anniversary and the final 25% on the third anniversary;

•	Expire 7 years from the grant date; and

•	Vesting accelerates upon a change in control or other events as discussed below.

A listing of the stock options granted to our named executive officers in fiscal 2009 and information relating to the terms and conditions of such stock options appears in the Grants of Plan-Based Awards in Fiscal 2009 Table on page 44 and the related notes. For additional information relating to the terms and conditions of stock options, see the notes to the Outstanding Equity Awards at 2009 Fiscal Year End Table on page 46.

On May 27, 2009, we completed the spin-off to our shareholders of our ownership interest in Harris Stratex Networks, our former majority-owned publicly-traded subsidiary. In order to preserve the intrinsic value of our stock options, the Compensation Committee, after consultation with investment advisors and attorneys, approved an anti-dilution adjustment increasing the number of shares subject to outstanding stock options by 5.7% and correspondingly reducing the exercise price for such stock options by 5.7%. The anti-dilution adjustment was based upon the relationship between the closing price of our shares on the day prior to the ex-dividend date for the spin-off dividend and the closing price of Harris Stratex Networks shares on such ex-dividend date. The anti-dilution adjustment was made pursuant to the terms of our equity incentive plans.

Without the approval of a majority of the votes cast at a meeting of our shareholders, stock options granted by us may not be repriced, replaced, regranted through cancellation or modified by us, other than in connection with a change in our capitalization, including spin-offs, if the effect thereof would be to reduce the exercise price of such stock options.

Performance Share Awards

Financial performance measures for performance shares or performance share units granted in fiscal 2009 covering the three-year performance period of fiscal 2009 through fiscal 2011 include the achievement of three-year cumulative operating income for the fiscal 2009-2011 period and average annual return on invested capital against targets, weighted equally. The Compensation Committee also reviews our performance over the three-year period compared with the Standard and Poor’s 500 and Midcap 400 indices and may adjust the payout based on this review of our relative performance. The actual performance share award payout with respect to fiscal 2009 grants can range from 0% to 200% of the target number of performance shares or units. The Compensation Committee believes that the focus on operating income and return on invested capital financial performance measures should improve earnings and capital management over the long term and that such measures motivate financial performance that management can more directly influence. For additional information relating to the terms and conditions of performance shares and performance share units, see the notes to the Grants of Plan-Based Awards in Fiscal 2009 Table on page 44 and the notes to the Outstanding Equity Awards at 2009 Fiscal Year End Table on page 46.

For fiscal 2009, the Compensation Committee, and with respect to Mr. Lance, the independent directors of our Board, approved the grant of performance shares or performance share units to our named executive officers for the three-year performance period covering fiscal years 2009 through 2011 as set forth in the Grants of Plan-Based Awards in Fiscal 2009 Table on page 44 and related notes.

In August 2009, the Compensation Committee, and for Mr. Lance, the independent directors of our Board, determined the payout of performance shares for the three-year performance period covering fiscal years 2007 through 2009. Financial performance measures for awards made in fiscal 2007 for the fiscal 2007-2009 performance period were three-year cumulative EPS and average return on invested capital for each fiscal year of such period. Such measures were equally weighted. In determining the performance share award payouts for the fiscal 2007-2009 performance period, the financial performance targets and our actual results were adjusted by the Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board, in substantially the same manner as the adjustments under our Annual Incentive Plan for our financial results for the fiscal years in the fiscal 2007-2009 performance cycle, except that the results were adjusted to eliminate only 50% of the fiscal 2009 goodwill impairment charge for our Broadcast Communications segment. These adjustments were made in accordance with the same guidelines for annual cash incentive compensation awards adopted by the Compensation Committee as discussed above. As a result, the three-year cumulative EPS financial performance measure on which performance was measured for purposes of the fiscal 2009 performance share payout was $9.40, or approximately 110% of the $8.54 target. Also, as a result, the average return on invested capital financial measure on which performance was measured for purposes of the fiscal 2009 performance share payout was 15.4%, which was higher than the 12.0% target set at the start of fiscal

2007. The Compensation Committee determined that such results were above plan and that our average EPS growth and return on invested capital performance, which approximated the 50th to 60th percentile compared to the Standard and Poor’s 500 and Midcap 400 indices, warranted a payout at 125% of target. See the Option Exercises and Stock Vested in Fiscal 2009 Table on page 48 and related notes for additional information regarding these payouts for our named executive officers.

Restricted Stock

As part of long-term incentive compensation, the Compensation Committee may also grant shares of restricted stock primarily to facilitate retention and succession planning and as a mechanism to replace the value of equity awards that may have been forfeited as a result of leaving a former employer. The restrictions typically expire at the end of a three- to five-year period. The restrictions provide that the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the recipient’s termination of employment for any reason other than death, disability or retirement; provided that for restricted shares granted after June 28, 2008 the Compensation Committee may determine otherwise in its discretion in the event of involuntary termination for other than misconduct. For information related to restricted stock granted to our named executive officers in fiscal 2009, see the Grants of Plan-Based Awards in Fiscal 2009 Table on page 44 and Outstanding Equity Awards at 2009 Fiscal Year End Table on page 46 and related notes.

Recovery of Executive Compensation

Our executive compensation program permits us to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. The amount which may be recovered shall be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that the Compensation Committee or our Board shall determine. In no case shall the amount to be recovered by us be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities.

Treatment of Incentive Awards Upon
Change in Control

Under our Annual Incentive Plan and equity incentive plans, upon a change in control and irrespective of employment status:

•	Annual incentive awards are to be paid out promptly following the change in control or, in certain instances following the end of the fiscal year, in each case at not less than the target level;

•	All options immediately vest and become exercisable;

•	All performance shares and performance share units are deemed fully earned at not less than the target level and are to be paid out at the end of the applicable performance period, subject to accelerated pay-out or forfeiture in certain circumstances;

•	All restricted shares immediately vest; and

•	All restricted stock units immediately vest and will be paid as soon as practicable but no later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period.

Information regarding severance payments and obligations to named executive officers for termination of employment following a change in control is set forth below in the “Change in Control Severance Agreements” section of this Compensation Discussion and Analysis and the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 53.

Post-Employment Compensation

Severance Arrangements

As a general matter, most of our employees are “employees at-will” and only a limited number of our executive officers have contracts requiring us to pay amounts to them upon termination of employment. Mr. Lance’s employment and payments upon termination of employment are governed by an employment letter agreement discussed below. Pursuant to his employment letter agreement, Mr. Thorsteinson is entitled to receive a cash severance payment equal to the aggregate of (i) his then-current annual base salary and (ii) the annual cash incentive paid to him for the fiscal year prior to termination in the event his employment is involuntarily terminated without cause. While Messrs. McArthur, Henry and Pearson do not have severance agreements, we have a long-standing practice of providing severance compensation for terminating an executive’s employment other than for cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors.

We also have a severance plan for all full-time, U.S.-based employees who are terminated as a result of a reduction-in-force. Amounts payable under this plan are based upon length of service.

Employment Agreement with our CEO

We are party to a letter agreement with Mr. Lance that provides for his continued employment as our CEO and president and his continued service as a director and the Chairman of the Board. The agreement provides for certain benefits in the event Mr. Lance’s employment is terminated by us without “cause” or by Mr. Lance for “good reason” (as defined in the agreement). Obligations in the event of a termination following a change in control will be governed by Mr. Lance’s change in control severance agreement. The Compensation Committee and the independent directors of our Board approved Mr. Lance’s employment agreement in the belief that such agreement assists in retaining Mr. Lance’s valued service. In addition, Mr. Lance’s agreement also binds Mr. Lance to certain non-compete and non-solicitation undertakings which are valuable to us. In December 2008, the Compensation Committee and independent directors of our Board approved changes to Mr. Lance’s employment letter agreement to comply with Section 409A of the Internal Revenue Code relating to deferred compensation and certain other changes discussed in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 53.

Change in Control Severance Agreements

Each of our Board-elected corporate officers, including the named executive officers, is party to a change in control severance agreement with us. We believe that such agreements align the interests of our officers and shareholders during the period of an actual or rumored change in control and are also necessary in some cases to attract and retain executives. Under these agreements, our officers are provided with severance benefits in the event the officer’s employment is terminated without “cause,” or by the officer for “good reason,” within two years following a change in control. These agreements are designed so that benefits are provided only if there is both a change in control and a termination of employment, a “double-trigger.” Such severance benefits are designed to preserve the focus and productivity of our officers, avoid disruption and prevent attrition during a period of uncertainty. These agreements also are believed to facilitate the objectiveness of an executive’s assessment of a potential transaction that may be in our shareholders’ best interests notwithstanding the potential negative impact of a transaction on an executive’s future employment.

If triggered, the lump-sum severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the change in control severance agreement), any unpaid accrued vacation pay and, to the extent permitted under Section 409A of the Internal Revenue Code, any other benefits or awards which have been earned or become payable pursuant to the terms of any compensation plan but which have not been paid to the executive; and (b) a multiple of one to three times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus a multiple of one to three times the greatest of the executive’s highest annual bonus in the three fiscal years prior to the change in control, the executive’s target bonus for the year during which the change in control occurs or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment multiples are three times salary and bonus for Messrs. Lance and Henry, which for Mr. Lance was agreed upon in his employment letter agreement, and two times salary and bonus for Messrs. McArthur, Pearson and Thorsteinson. The change in control severance agreement also provides for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed by the IRS on “parachute payments” under Section 4999 of the Internal Revenue Code. The tax gross-up payment is included because it is the Compensation Committee’s intent to provide an officer with the compensation the officer expected to receive, absent the change in control, without reduction. All other applicable taxes remain the responsibility of the officer.

The Compensation Committee annually reviews the terms of the change in control severance agreements and potential compensation and payouts resulting from a potential change in control in light of competitive practices and market trends. The Compensation Committee has determined, in its business judgment, that the substantive terms of these severance agreements are competitive and reasonable.

A description of the material terms of the change in control severance agreements, Mr. Lance’s employment letter agreement, and Mr. Thorsteinson’s employment letter agreement, as well as a summary of potential payments upon termination or a change in control for our named executive officers, is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 53.

Retirement Programs

Retirement Plan

We maintain a Retirement Plan, which is a tax-qualified, defined contribution retirement plan available to most of our U.S.-based employees. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 25% of eligible compensation, with named executive officers and other highly compensated employees limited to contributing 12% of eligible compensation. After one year (or, in certain cases, six months) of service we will make a matching contribution of up to 6% of eligible compensation. In addition, employees generally may contribute into the Retirement Plan up to 100% of cash payments made under our Performance Reward Plan, subject to Internal Revenue Code limits.

Supplemental Executive Retirement Plan

To the extent contributions to the Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including the named executive officers other than Mr. Thorsteinson, are eligible to participate in our nonqualified SERP. In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under the SERP, including equity awards.

The value of our contributions to our named executive officers under our Retirement Plan and SERP are set forth in the Summary Compensation Table on page 41 under the “All Other Compensation” column and related notes. Additional information regarding the SERP and credits to accounts under our SERP are set forth in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 50.

Supplemental Pension Plan for Mr. Lance

In October 2006, we entered into an agreement to provide Mr. Lance with a defined retirement benefit. The Compensation Committee and independent directors of the Board determined in their business judgment to provide a supplemental retirement benefit to Mr. Lance because of the stage of his career during which he joined us and because he did not have a retirement benefit believed to be competitive with those of other chief executive officers. In December 2008, the Compensation Committee and independent directors of our Board approved changes to Mr. Lance’s supplemental pension plan to comply with Section 409A of the Internal Revenue Code and certain clarifying and other changes. The intent of the plan is to provide sufficient funds so that Mr. Lance’s annual retirement benefit in the aggregate, including our presumed level of additional contributions to the Retirement Plan and SERP and benefits under the Social Security Act and retirement benefits from prior employment, equals 50% of his final annual base salary and annual cash incentive target at retirement following age 60. The terms of Mr. Lance’s supplemental pension plan are believed to be competitive and result in a retirement benefit consistent with those provided to chief executive officers of our comparison group. Additional information regarding Mr. Lance’s supplemental pension plan is set forth in the Pension Benefits in Fiscal 2009 Table and related discussion on page 49.

Health, Welfare and Other Benefits

We maintain health and welfare benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short-term disability insurance, group life insurance, supplemental life insurance and dependent life insurance as well as customary vacation, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as our other salaried employees. We also offer a long-term disability plan to all U.S.-based employees. The plan is self-insured and funded through employee contributions. The plan provides a benefit of 60% of eligible compensation before offsets for Social Security and other company or government provided disability benefits. Eligible compensation for the purposes of the long-term disability plan is currently limited to $245,000 per year. For employees with eligible compensation in excess of $245,000, we provide an additional long-term disability benefit of 50% of eligible compensation above $245,000 up to $800,000, for a maximum annual additional disability benefit of up to $277,500. We provide Mr. Lance a life insurance benefit at two and one-half times eligible compensation, subject to a limit of $10 million in coverage, and also reimburse him for any federal income tax obligation resulting from this benefit.

Perquisites

We provide a limited number of perquisites to our Board-elected officers, including our named executive officers. The Compensation Committee annually reviews the types and values of the perquisites and believes perquisites provided in fiscal 2009 were reasonable, competitive and consistent with our overall compensation philosophy. Such perquisites generally consist of the following: reimbursement of the costs of tax preparation and financial planning services of up to $7,000 (or $13,500 in the case of our CEO) per year; annual physical examinations; reimbursement of the costs of the initiation fees and ongoing dues in one approved social or country club; and personal use of company-owned aircraft for the CEO, and in very limited instances as approved by the CEO, other executives.

In consideration of the time demands on our CEO and to minimize and more effectively utilize his travel time, the Compensation Committee has authorized the personal use of the company aircraft by our CEO and his family when traveling with him. Such personal usage is subject to limits on the number of hours for personal usage which are set by the Compensation Committee and reviewed annually. Personal use of aircraft includes travel undertaken by our CEO to participate in outside board meetings, which is considered personal use under SEC rules, but which we view as having a useful business purpose. For fiscal 2009, Mr. Lance’s personal use of company aircraft, excluding usage for outside board meetings, was below the 50-hour guideline set by the Compensation Committee at the start of the fiscal year. In addition, our CEO is responsible for paying the tax on income imputed to him for personal use of the aircraft.

We also provide Mr. Thorsteinson a car allowance and certain tax equalization payments in respect of Canadian taxes pursuant to the terms of his employment letter agreement.

These perquisites represent a small portion of the total compensation of each named executive officer. The dollar values ascribed to these perquisites are set forth in the Summary Compensation Table on page 41 under the “All Other Compensation” column and related notes.

Policies Relating to Our Common Stock

Stock Ownership Guidelines

To further promote ownership of shares by management and to more closely align management and shareholder interests, the Compensation Committee has established stock ownership guidelines for our executive officers. Executives are expected to own Harris stock having a minimum value, denominated as a multiple of their annual base salaries, which can be accumulated over a five-year period from the date of hire or promotion into a covered position. The Compensation Committee annually reviews the stock ownership guidelines, including reviewing the stock ownership guidelines of our comparison group.

The current stock ownership guidelines, which were increased in August 2008, are as follows:

•	CEO — five times base salary (increased from four times base salary);

•	Senior Corporate Officers, Group and Division Presidents (including the other named executive officers) — three times base salary (increased from two times base salary); and

•	Other corporate officers — two times base salary (increased from one times base salary).

Shares that count toward the stock ownership guidelines include shares owned outright or jointly by the executive, shares owned in our Retirement Plan,

share equivalents represented by amounts deferred in the Harris stock fund account of our SERP, restricted stock and restricted stock unit awards. Stock options and unearned performance shares and performance share units do not count for the purpose of measuring compliance with the ownership guidelines. Executives age 62 or older are no longer subject to the guidelines. An annual review is conducted by the Compensation Committee to assess compliance with the guidelines. As of September 18, 2009, the named executive officers met their applicable ownership guidelines, or were on track to achieve their ownership guidelines within the applicable compliance timeframe.

Our Equity-Based Compensation Award Practices

As described above, the annual grant cycle for executive officer stock option grants and other equity awards typically occurs at the same time as decisions relating to salary increases and other annual cash incentive awards. This occurs at the start of each fiscal year, typically in late August, following the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. For the past several years, the annual equity grant date for our eligible employees has occurred on the same date as the grant to executive officers. The Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions. We have not repriced options and if our stock price declined after the grant date, we have not replaced options. The exercise price of stock options is the closing market price of our common stock on the date of grant or, if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day. Our Compensation Committee or Board also has the discretion to set the exercise price of stock options higher than the closing market price of our common stock on the date of grant.

In June 2007, the Compensation Committee approved a formal policy on equity grant practices. The policy re-affirmed many of our equity grant practices and also provides that the grant date of equity awards made outside of the annual grant cycle, whether for promotions, recognition or for new hires, shall be the first trading day of the month following the promotion, recognition or hire date, provided if such trading day is during a “quiet period” under our insider trading policy, the grant will be made on the first trading day following the end of such period. We do not time equity grants to take advantage of information, either positive or negative, about Harris that has not been publicly disclosed.

As permitted by the terms of our 2005 Equity Incentive Plan, our Board has delegated to our Chairman, President and CEO the authority to make certain equity grants under our 2005 Equity Incentive Plan to employees who are not executive officers. Such grants are subject to our equity grant policy. The maximum number of shares that can be awarded pursuant to this delegation is set by the Compensation Committee, which periodically reviews these awards.

Insider Trading Policy

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities, or entering into puts, calls or other “derivative” transactions with respect to our securities. We also have procedures that require trades by directors and executive officers to be pre-cleared by appropriate Harris personnel.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to any named executive officer in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, tax deductible, the Compensation Committee considers the net cost to us, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Stock option grants and performance share or performance share unit awards made to executive officers under our equity incentive plans and cash payments under our Annual Incentive Plan and Performance Reward Plan are structured generally to be fully deductible under Section 162(m). The Compensation Committee believes, however, that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, the Compensation Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, grants of restricted stock or restricted stock units are not performance-based under Section 162(m) and, in certain instances, deductibility of such compensation may be limited. Additionally, in fiscal 2009 a small portion of Mr. Lance’s base salary is non-deductible.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. If such requirements are not complied with, amounts that are deferred under compensation arrangements will be currently includable in income and subject to an excise tax. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A. We amended impacted compensation plans and arrangements prior to December 31, 2008 to make them either exempt from, or in compliance with, Section 409A.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT

The following Report of the Management Development and Compensation Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Harris specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2009 Annual Meeting of Shareholders and incorporated by reference in Harris’ Annual Report on Form 10-K for the fiscal year ended July 3, 2009.

Submitted on September 10, 2009 by the Management Development and Compensation Committee of the Board of Directors.

Stephen P. Kaufman, Chairperson
Thomas A. Dattilo
Terry D. Growcock
Dr. James C. Stoffel

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to, or accrued on behalf of, our named executive officers for the fiscal years ended July 3, 2009, June 27, 2008 and June 29, 2007. The named executive officers are our CEO, our Chief Financial Officer, and our three other most highly compensated executive officers based upon their total compensation as reflected in the table below for the fiscal year ended July 3, 2009 (reduced by the amount in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column).

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	$ (1)	$	$ (2)	$ (3)	$ (4)	$ (5)	$ (6)	$
Howard L. Lance	2009	$1,061,539	$0	$2,382,936	$2,245,667	$1,372,478	$1,004,000	$531,702	$8,598,322
Chairman, President and	2008	$972,115	$0	$2,259,471	$1,940,802	$1,422,777	$807,000	$556,406	$7,958,571
Chief Executive Officer	2007	$945,673	$0	$1,736,028	$1,758,445	$1,550,000	$640,000	$656,586	$7,286,732

Gary L. McArthur	2009	$492,308	$0	$754,445	$461,961	$472,328	$0	$113,241	$2,294,283
Senior Vice President and	2008	$388,846	$0	$454,367	$334,840	$367,347	$0	$128,630	$1,674,030
Chief Financial Officer	2007	$369,615	$0	$381,993	$244,773	$298,000	$0	$111,376	$1,405,757

Robert K. Henry	2009	$568,173	$0	$650,725	$1,089,916	$603,272	$0	$113,426	$3,025,512
Executive Vice President	2008	$526,731	$0	$850,337	$596,576	$623,261	$0	$165,840	$2,762,745
and Chief Operating Officer	2007	$491,346	$0	$739,363	$465,663	$445,000	$0	$185,658	$2,327,030

Timothy E. Thorsteinson (7)	2009	$492,108	$0	$545,583	$366,202	$159,711	$0	$404,592	$1,968,196
President, Broadcast	2008	$549,989	$0	$765,905	$311,822	$247,417	$0	$251,659	$2,126,792
Communications Division	2007	$474,042	$0	$521,953	$228,719	$272,411	$0	$1,072,913	$2,570,038

Daniel R. Pearson	2009	$409,135	$0	$468,125	$342,670	$503,188	$0	$84,133	$1,807,251
Group President,	2008	$323,750	$0	$249,011	$220,593	$429,027	$0	$76,322	$1,298,703
Government Communications Systems	2007	$262,731	$0	$234,846	$144,867	$207,000	$0	$66,784	$916,228

(1)	The “Salary” column reflects the base salary for each of our named executive officers for the fiscal year. Fiscal 2009 includes 53 weeks. The amounts shown include any portion of base salary deferred and contributed by the named executive officers to our Retirement Plan or our SERP. See the Nonqualified Deferred Compensation Table on page 52 and related notes for information regarding contributions by the named executive officers to the SERP.

(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2009, fiscal 2008 and fiscal 2007, respectively, with respect to performance shares, performance share units, restricted stock or restricted stock units granted to named executive officers. Under FAS 123R, the fair value of such stock awards is determined as of the date of grant using the closing market price of our stock on the date of grant, and that amount is amortized by us ratably in monthly increments over the vesting period. Amounts shown reflect the partial amortization of grants made in fiscal 2009, fiscal 2008 and fiscal 2007, respectively, as well as the partial amortization of stock awards granted in prior years which were not yet fully vested. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the respective fiscal year end. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The fair value of stock awards takes into account dividend equivalents paid in cash prior to vesting. See the Grants of Plan-Based Awards in Fiscal 2009 Table on page 44 and related notes and the “Compensation Discussion and Analysis” for information with respect to stock grants made in fiscal 2009 and the Outstanding Equity Awards at 2009 Fiscal Year End Table on page 46 and related notes for information with respect to stock grants made prior to fiscal 2009. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the named executive officers.

(3)	Amounts shown under the “Option Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2009, fiscal 2008 and fiscal 2007, respectively, with respect to stock options granted to named executive officers. Amounts shown reflect partial amortization of stock option grants made in fiscal 2009, fiscal 2008 and fiscal 2007, respectively, as well as the partial amortization of stock options granted in prior years which were not yet fully vested. We recognized expense ratably in monthly increments over the three-year vesting period. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the respective fiscal year end. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in order to preserve the intrinsic value of stock options in connection with the spin-off to our shareholders of our ownership interest in Harris Stratex Networks, outstanding stock options were adjusted on the spin-off date by increasing the number of shares subject to such stock options by 5.7% and correspondingly reducing the exercise price of such stock options by 5.7%. This anti-dilution adjustment resulted in an incremental expense recognized by us for financial statement reporting purposes in accordance with FAS 123R in fiscal 2009 that is not included in the amounts shown under the “Option Awards” column. See the Grants of Plan-Based Awards in Fiscal 2009 Table on page 44 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to stock options granted in fiscal 2009 and the Outstanding Equity Awards at 2009 Fiscal Year End Table on page 46 and related notes for information with respect to stock options granted prior to fiscal 2009. Amounts reflect our accounting for these stock option grants and do not correspond to the actual values that may be realized by the named executive officers.

(4)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column reflect (a) cash amounts earned under our Annual Incentive Plan for services performed in fiscal 2009, fiscal 2008 and fiscal 2007, respectively, and (b) for fiscal 2009 and fiscal 2008 also include amounts earned under our Performance Reward Plan in fiscal 2009 and fiscal 2008, respectively. Payouts were determined by our independent directors, in the case of Mr. Lance, and the Compensation Committee, in the case of the other named executive officers, in August 2009, August 2008 and August 2007, respectively, and paid shortly thereafter. The amounts shown include any portion of such payments deferred and contributed by our named executive officers to our Retirement Plan or our SERP. The amounts shown for fiscal 2009 are comprised of the following amounts: Mr. Lance — $1,225,000 under the Annual Incentive Plan and $147,478 under the Performance Reward Plan; Mr. McArthur — $416,000 under the Annual Incentive Plan and $56,328 under the Performance Reward Plan; Mr. Henry — $534,000 under the Annual Incentive Plan and $69,272 under the Performance Reward Plan; Mr. Thorsteinson — $159,711 under the Annual Incentive Plan; and Mr. Pearson — $450,000 under the Annual Incentive Plan and $53,188 under the Performance Reward Plan. For additional information about our Annual Incentive Plan and Performance Reward Plan and these payouts see the “Compensation Discussion and Analysis” section of this proxy statement and the Grants of Plan-Based Awards in Fiscal 2009 Table on page 44 and related notes.

The amounts shown for fiscal 2008 are comprised of the following amounts: Mr. Lance — $1,286,000 under the Annual Incentive Plan and $136,777 under the Performance Reward Plan; Mr. McArthur — $326,000 under the Annual Incentive Plan and $41,347 under the Performance Reward Plan; Mr. Henry — $559,000 under the Annual Incentive Plan and $64,261 under the Performance Reward Plan; Mr. Thorsteinson — $247,417 under the Annual Incentive Plan; and Mr. Pearson — $388,000 under the Annual Incentive Plan and $41,027 under the Performance Reward Plan.

(5)	Represents an estimate of the fiscal year change in the present value of Mr. Lance’s accumulated benefit for fiscal 2009, fiscal 2008 and fiscal 2007, respectively, under his Supplemental Pension Plan. For additional information regarding Mr. Lance’s Supplemental Pension Plan, see the Pension Benefits in Fiscal 2009 Table on page 49 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement. There were no preferential or above-market earnings on amounts of compensation deferred by our named executive officers.

(6)	The following table describes the components of the “All Other Compensation” column for fiscal 2009:

Fiscal 2009 All Other Compensation Table

						Harris Stratex
		Tax	Company	Company	Perquisites	Networks
		Reimbursement	Contributions	Credits	and Other	Spin-off
	Insurance	Payments	to Retirement	to SERP	Personal	Dividend
	Premiums	(Gross-Up)	Plan	(nonqualified)	Benefits	Equivalent
Name	(a)	(b)	(c)	(d)	(e)	(f)	Total
Howard L. Lance	$7,435	$8,902	$9,231	$127,961	$240,316	$137,857	$531,702

Gary L. McArthur	$1,682	$0	$8,423	$46,075	$8,922	$48,139	$113,241

Robert K. Henry	$2,165	$0	$8,746	$57,385	$17,905	$27,225	$113,426

Timothy E. Thorsteinson	$1,599	$324,563	$11,042	$0	$39,421	$27,967	$404,592

Daniel R. Pearson	$1,400	$0	$8,619	$42,929	$0	$31,185	$84,133

(a)	Amounts shown reflect the dollar value of the premiums paid by us on life insurance for the named executive officers under our broad-based group basic life insurance benefit. For Mr. Lance, it also reflects the premiums paid for his life insurance benefit which is two and one-half times his eligible compensation, subject to a limit of $10 million of coverage. Eligible compensation consists of annual base salary plus his then-current Annual Incentive Plan award at target.

(b)	For Mr. Lance, this amount consists of tax reimbursement for imputed income in respect of his life insurance benefit described in note (a) above. For Mr. Thorsteinson, this amount consists of tax reimbursement in recognition of his expatriate status and higher income tax rates applicable to him in Canada. A portion of this amount is a tax reimbursement paid in April 2009 in respect of performance share units paid in shares of our common stock for the three-year performance period ended June 27, 2008.

(c)	Amounts shown reflect company contributions under our Retirement Plan, which is a tax-qualified, defined contribution plan. Mr. Thorsteinson’s amount reflects contributions under the Deferred Profit Sharing Plan of Harris Canada Systems, Inc., formerly known as Leitch Technology Corporation (“Leitch”), which is a tax-qualified plan for our Canadian-based operations.

(d)	Amounts shown reflect company credits to the named executive officer’s account under the SERP, which is a nonqualified, defined contribution retirement plan. For additional information regarding the SERP, see the Nonqualified Deferred Compensation Table on page 52 and related notes.

(e)	Perquisites and other personal benefits provided to the named executive officers for fiscal 2009 were as follows: Mr. Lance — $214,130 for personal use of company aircraft (including $83,068 for use associated with attendance at outside board meetings), $7,355 for tax and financial counseling services, $7,847 for club membership dues, $3,046 for an annual physical and $7,938 for payment of legal expenses resulting from amendments to Mr. Lance’s employment letter agreement and Supplemental Pension Plan; Mr. McArthur — $1,075 for tax and financial counseling services and $7,847 for club membership dues; Mr. Henry — $7,000 for tax and financial counseling services, $7,847 for club membership dues and $3,058 for an annual physical; and Mr. Thorsteinson — $10,255 for tax and financial counseling services, $3,760 for club membership dues, $13,395 for a car allowance and $12,011 for an annual physical.

The incremental cost to Harris of personal use of the company aircraft is calculated based on the average variable operating costs to Harris. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, trip-related hangar/parking, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Harris aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The taxable benefit associated with personal use of the Harris aircraft is imputed to our named executive officers at “Standard Industry Level” rates and named executive officers do not receive any gross-up for payment of taxes for such imputed income.

As noted above, we also offer an additional long-term disability benefit to employees with eligible compensation in excess of $245,000. Because we self-insure this benefit, there is no incremental cost reflected for the named executive officers.

Certain Harris-related events may include meetings and receptions with our customers, executive management or Board attended by the named executive officer and a spouse or guest. If the company aircraft is used and a spouse or guest travels with the named executive officer, no amounts are included because there is no incremental cost to Harris. We also have Harris-purchased tickets to athletic or other events generally for business purposes. In limited instances, executives, including our named executive officers, may have personal use of Harris-purchased event tickets. No amounts are included because there is no incremental cost to Harris of such personal use. For a description of perquisites and other personal benefits provided to our named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement.

(f)	Amounts shown reflect the value of the payment of the Harris Stratex Networks spin-off dividend with respect to unvested performance shares, performance share units, restricted shares and restricted stock units.

(7)	Mr. Thorsteinson’s base salary, non-equity incentive plan compensation and certain compensation expressed in the “All Other Compensation” column were paid in Canadian dollars. The amounts reported have been converted to U.S. dollars on the basis of his employment letter agreement and using the average exchange rate for our fiscal 2009 of 1.16 Canadian dollars for each U.S. dollar, for our fiscal 2008 of 1.01 Canadian dollars for each U.S. dollar and for our fiscal 2007 of 1.13 Canadian dollars for each U.S. dollar, as quoted by Bloomberg L.P.

Salary and Bonus as a Proportion of 2009 Total Compensation

Using the amounts shown under the “Salary” and “Bonus” columns and the amounts shown under the “Total” column in the Summary Compensation Table, the salary and bonus of each of our named executive officers as a proportion of their respective 2009 total compensation was as follows: Mr. Lance-12.4%; Mr. McArthur-21.5%; Mr. Henry-18.8%; Mr. Thorsteinson-25.0%; and Mr. Pearson-22.6%.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in fiscal 2009, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our Annual Incentive Plan and Performance Reward Plan for fiscal 2009 performance; (3) the range of performance shares or performance share units that may be earned in respect of the performance share or performance share unit grants for the three-year performance period covering fiscal 2009 through fiscal 2011; (4) restricted shares granted to Messrs. McArthur and Pearson; (5) the number and exercise price of stock option grants; and (6) the grant date fair value of the grants of performance shares, performance share units, restricted stock and stock options computed under FAS 123R.

									All Other	All Other		Grant
									Stock	Option	Exercise	Date
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	or Base	Fair
			Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Number of	Price of	Value of
			Awards (1)			Awards (2)			Shares of	Securities	Option	Stock and
									Stock or	Underlying	Awards	Option
	Type of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Share)	Awards
Name	Award	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	(5)	($) (6)
Howard L. Lance	Annual Incentive Plan	—	$577,500	$1,155,000	$2,310,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	$86,622	$151,588	$259,865	—	—	—	—	—	—	—
	Performance shares	8/23/2008				—	43,600	87,200	—	—	—	$4,512,600
	Options	8/23/2008								174,000	$51.75	$2,476,751

Gary L. McArthur	Annual Incentive Plan	—	$180,000	$360,000	$720,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	$32,052	$56,092	$96,157	—	—	—	—	—	—	—
	Performance shares	8/22/2008				—	9,700	19,400	—	—	—	$1,003,950
	Restricted shares	8/22/2008							10,000	—	—	$517,500
	Options	8/22/2008								38,700	$51.75	$550,864

Robert K. Henry	Annual Incentive Plan	—	$252,500	$505,000	$1,010,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	$40,887	$71,552	$122,661	—	—	—	—	—	—	—
	Options	8/22/2008								108,400	$51.75	$1,542,987

Timothy E. Thorsteinson	Annual Incentive Plan	—	$155,000	$310,000	$620,000	—	—	—	—	—	—	—
	Performance share units	8/22/2008				—	6,500	13,000	—	—	—	$672,750
	Options	8/22/2008								26,100	$51.75	$371,513

Daniel R. Pearson	Annual Incentive Plan	—	$150,000	$300,000	$600,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	$26,325	$46,069	$78,976	—	—	—	—	—	—	—
	Performance shares	8/22/2008				—	8,000	16,000	—	—	—	$828,000
	Restricted shares	8/22/2008				—			9,000	—	—	$465,750
	Options	8/22/2008								32,100	$51.75	$456,918

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan and our Performance Reward Plan in respect of fiscal 2009 performance. If performance is below threshold then no amounts will be paid. Amounts actually earned in respect of fiscal 2009 were determined by our independent directors, in the case of Mr. Lance, and the Compensation Committee, in the case of the other named executive officers, in August 2009 and paid shortly thereafter and are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 41. For additional information related to our Annual Incentive Plan and the Performance Reward Plan, including performance targets, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of performance shares, or for Mr. Thorsteinson, performance share units, that may be earned in respect of performance shares or performance share units granted under our 2005 Equity Incentive Plan in fiscal 2009 for the three-year performance period covering fiscal years 2009 through 2011. The number of shares which will be earned by each named executive will range from 0% to a maximum of 200% of the target number of performance shares or performance share units and will be based upon the achievement of three-year cumulative operating income for the fiscal 2009-2011 period and average annual return on invested capital against targets. There is no threshold level for a payout of performance shares or performance share units. For additional information related to the performance measures, targets and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, cash dividend equivalent payments are paid on these performance shares and performance share units in an amount equal to dividends paid on our common stock. An executive must remain employed with us through the last day of the performance period to earn an award, although a pro-rata portion of the award will be earned if employment terminates in the case of death, disability or retirement after age 55 with ten or more years of full-time service, or involuntary termination of the executive other than for misconduct or cause. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 53 for the treatment of performance shares and performance share units in these situations and upon a change in control.

(3)	The “All Other Stock Awards: Number of Shares of Stock or Units” column shows restricted shares granted to Messrs. McArthur and Pearson on August 22, 2008 that will vest on August 22, 2011, provided each such named executive officer is still employed by us on such date. Cash dividend equivalent payments are paid in cash on these shares of restricted stock in an amount equal to dividends paid on our common stock. In the case of death or disability or upon a change in control, these shares of restricted stock will immediately vest. In the case of retirement after age 55 with ten or more years of full-time service, the number of restricted shares, if any, that will vest shall be determined by the Compensation Committee. In the case of involuntary termination of employment other than for misconduct or cause, unvested restricted shares are automatically forfeited, provided that the Compensation Committee may determine otherwise in its discretion.

(4)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the number of stock options granted to our named executive officers during fiscal 2009. These options vest 50% on the first anniversary of the grant date, an additional 25% on the second anniversary and the final 25% on the third anniversary. In the event of a change of control, these options will immediately vest and become exercisable. These stock options expire no later than seven years from the date of grant. For additional information related to the terms and conditions of the stock options granted by us, see the Outstanding Equity Awards at 2009 Fiscal Year End Table on page 46 and related notes. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in order to preserve the intrinsic value of outstanding stock options in connection with the spin-off to our shareholders of our ownership interest in Harris Stratex Networks, outstanding stock options were adjusted by increasing the number of shares subject to such stock options by 5.7% and correspondingly reducing the exercise price of such stock options by 5.7%. The Outstanding Equity Awards at 2009 Fiscal Year End Table on Page 46 shows the effect of such anti-dilution adjustment on the stock options granted in fiscal 2009.

(5)	The “Exercise or Base Price of Option Awards” column shows the exercise price for the stock options at the time of grant, which was the closing market price per share of Harris common stock on Friday, August 22, 2008. The grant to Mr. Lance was recommended by the Compensation Committee on Friday, August 22, 2008, and approved by our independent directors on Saturday, August 23, 2008, using the closing market price on Friday, August 22, 2008. As discussed in footnote 4 above, the exercise price of such stock options as set forth under the “Exercise or Base Price of Option Awards” column was adjusted by the Compensation Committee in connection with the spin-off of Harris Stratex Networks to preserve the intrinsic value of outstanding stock options by reducing the exercise price of such stock options by 5.7%.

(6)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the performance shares and performance share units (at the maximum possible payment), shares of restricted stock and stock options granted to the named executive officers in fiscal 2009. The grant date fair value of the stock and option awards is determined under FAS 123R and represents the amount we would expense in our financial statements over the entire vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual FAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The grant date fair value of performance shares and performance share units is calculated at the maximum possible payout, which is 200% of the target number of performance shares and performance share units. The grant date fair value for performance shares, performance share units and shares of restricted stock is based on a grant price of $51.75, the closing market price per share of Harris common stock on Friday, August 22, 2008. The assumptions used for determining values are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended July 3, 2009. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the named executive officers. The anti-dilution adjustment to the number and exercise price of outstanding stock options effected in connection with the spin-off to our shareholders of our ownership interest in Harris Stratex Networks resulted in an incremental expense recognized by us for financial reporting purposes after the grant date in accordance with FAS 123R in fiscal 2009 that is not included in the amount shown under the “Grant Date Fair Value of Stock and Option Awards” column.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of July 3, 2009. Each grant of outstanding unexercised stock options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each grant of outstanding unexercised stock options is shown in the footnotes following this table.

	Option Awards						Stock Awards
Equity Incentive Plan Awards:
Equity
				Incentive						Market or
			Number of	Plan Awards:			Number	Market	Number of	Payout Value
		Number of	Securities	Number of			of Shares	Value of	Unearned	of Unearned
		Securities	Underlying	Securities			or Units	Shares	Shares,	Shares, Units
		Underlying	Unexercised	Underlying			of Stock	or Units	Units or	or Other
	Option	Unexercised	Options	Unexercised	Option		That	of Stock	Other Rights	Rights that
	Grant	Options	(#)	Unearned	Exercise	Option	Have Not	That Have	that Have	Have Not
	Date	(#)	Unexercisable	Options	Price	Expiration	Vested	Not Vested	Not Vested	Vested
Name	(1)	Exercisable	(2)	(#)	($)	Date	(#) (3)	($) (4)	(#) (5)	($) (6)
Howard L. Lance	9/22/2004(7) 9/22/2004(7) 8/27/2005 8/26/2006 8/27/2007 8/23/2008	58,582 12,905 184,975 122,877 80,861 0 460,200	0 0 0 40,958 80,860 183,918 305,736	—	$25.41 $25.41 $35.19 $41.46 $55.78 $48.96	8/22/2013 1/20/2013 8/27/2012 8/26/2013 8/27/2014 8/23/2015	—	—	61,200 87,200 148,400	$1,749,708 $2,493,048 $4,242,756

Gary L. McArthur	8/26/2005 8/25/2006 8/24/2007 8/22/2008	21,140 24,576 15,221 0 60,937	0 8,191 15,220 40,905 64,316	—	$35.19 $41.46 $55.78 $48.96	8/26/2012 8/25/2013 8/24/2014 8/22/2015	6,000 10,000 16,000	$ 171,540 $ 285,900 $ 457,440	11,600 19,400 31,000	$ 331,644 $ 554,646 $ 886,290

Robert K. Henry	8/26/2005 8/25/2006 8/24/2007 8/22/2008	12,578 40,431 25,897 0 78,906	0 13,476 25,896 114,578 153,950	—	$35.19 $41.46 $55.78 $48.96	8/26/2012 8/25/2013 8/24/2014 8/22/2015			19,600	$ 560,364

Timothy E. Thorsteinson	10/28/2005(8) 8/25/2006 8/24/2007 8/22/2008	15,855 20,612 12,526 0 48,993	0 6,870 12,524 27,587 46,981	—	$38.01 $41.46 $55.78 $48.96	10/28/2012 8/25/2013 8/24/2014 8/22/2015	5,200	$ 148,668	9,400 13,000 22,400	$ 268,746 $ 371,670 $ 640,416

Daniel R. Pearson	8/26/2005 8/25/2006 8/24/2007 8/22/2008	13,741 13,080 11,152 0 37,973	0 4,360 11,150 33,929 49,439	—	$35.19 $41.46 $55.78 $48.96	8/26/2012 8/25/2013 8/24/2014 8/22/2015	9,000	$257,310	8,400 16,000 24,400	$ 240,156 $ 457,440 $ 697,596

(1)	All options granted are nonqualified stock options. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in connection with the spin-off to our shareholders of our ownership interest in Harris Stratex Networks, all stock options outstanding on the May 27, 2009 spin-off date were adjusted by increasing the number of shares subject to such stock options by 5.7% and correspondingly reducing the exercise price of such stock options by 5.7%. The number of stock options and the exercise price of such stock options in the above table reflects such anti-dilution adjustment. The exercise price at the time of grant for all stock option grants is the closing market price of a share of our common stock on the date of grant except that grants made to Mr. Lance by the independent directors of the Board on 8/27/2005, 8/26/2006 and 8/23/2008 are annual grants made on a Saturday using the closing market price on the prior business day in accordance with the terms of our equity incentive plans and the grant made by the independent directors of the Board on 8/27/2007 is the annual grant made to Mr. Lance using an exercise price higher than the closing market price on the date of grant. The exercise price may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. In the event of death while employed, options shall immediately become fully vested and shall be exercisable for up to twelve months following the date of death but not later than the regularly scheduled expiration date. In the event of disability while employed, options shall continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date. In the event of retirement after age 62 with ten or more years of full-time service, options shall continue to vest and be exercisable until the regularly scheduled expiration date. In the event of retirement before age 62, but after age 55 with ten or more years of full-time service, options shall cease vesting and options exercisable at the time of such retirement will continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited. In the event of termination of employment of an option holder by us other than for misconduct or cause, unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date. If an option holder’s employment is terminated by us for misconduct or cause all vested and unvested options are automatically forfeited. In the event of resignation or voluntary termination of employment by the option holder, unvested options are automatically forfeited and vested options which were granted prior to June 30, 2007 are automatically forfeited and vested options which were granted on or after June 30, 2007 may be exercised until the sooner of 30 days following such resignation or voluntary termination or the regularly scheduled expiration date. In the event of a change in control, outstanding options immediately vest and become exercisable.

(2)	The following table details the regular vesting schedule for all unvested stock option grants for each named executive officer. In general, options granted expire seven years from the date of grant.

Name	Grant Date	Option Vesting Date	Number of Options

Howard L. Lance	8/26/2006	8/26/2009	40,958
	8/27/2007	8/27/2009	40,430
		8/27/2010	40,430
	8/23/2008	8/23/2009	91,960
		8/23/2010	45,979
		8/23/2011	45,979

Gary L. McArthur	8/25/2006	8/25/2009	8,191
	8/24/2007	8/24/2009	7,610
		8/24/2010	7,610
	8/22/2008	8/22/2009	20,453
		8/22/2010	10,226
		8/22/2011	10,226

Robert K. Henry	8/25/2006	8/25/2009	13,476
	8/24/2007	8/24/2009	12,948
		8/24/2010	12,948
	8/22/2008	8/22/2009	57,290
		8/22/2010	28,644
		8/22/2011	28,644

Timothy E. Thorsteinson	8/25/2006	8/25/2009	6,870
	8/24/2007	8/24/2009	6,262
		8/24/2010	6,262
	8/22/2008	8/22/2009	13,794
		8/22/2010	6,897
		8/22/2011	6,896

Daniel R. Pearson	8/25/2006	8/25/2009	4,360
	8/24/2007	8/24/2009	5,575
		8/24/2010	5,575
	8/22/2008	8/22/2009	16,965
		8/22/2010	8,482
		8/22/2011	8,482

(3)	For Messrs. McArthur and Pearson, these are grants of restricted stock. For Mr. Thorsteinson, these are grants of restricted stock units which are payable in shares upon vesting. We granted Mr. McArthur an award of 6,000 restricted shares on August 24, 2007, which award vests on August 24, 2010, provided Mr. McArthur is still employed by us on such date. We granted Mr. McArthur an award of 10,000 restricted shares on August 22, 2008, which award vests on August 22, 2011, provided Mr. McArthur is still employed by us on such date. We granted Mr. Thorsteinson an award of 5,200 restricted stock units on August 25, 2006, which award vests on August 25, 2009, provided Mr. Thorsteinson is still employed by us on such date. We granted Mr. Pearson an award of 9,000 restricted shares on August 22, 2008, which award vests on August 22, 2011, provided Mr. Pearson is still employed by us on such date. During the restricted period of restricted stock, the holder may exercise full voting rights, but may not sell, exchange, assign, transfer, pledge or otherwise dispose of such shares. Cash dividend equivalent payments are paid on shares of restricted stock and restricted stock units in an amount equal to the dividend payments on our common stock. In the event of retirement after age 55 with ten or more years of full-time service prior to full vesting, awards of restricted stock or restricted stock units granted prior to June 28, 2008 will be pro-rated based upon the period worked during the restricted period and awards of restricted stock or restricted stock units granted on or after June 28, 2008, will become vested and payable as determined by the Compensation Committee. In the event of death or disability prior to full vesting, awards of restricted stock or restricted stock units granted prior to June 30, 2007 will be pro-rated based upon the period worked during the restricted period and awards of restricted stock or restricted stock units granted after June 30, 2007 will immediately fully vest. Upon a change in control, restricted stock and restricted stock units will immediately vest. Upon vesting of restricted stock units, the holder will receive an equivalent number of shares of our common stock.

(4)	The market value shown was determined by multiplying the number of shares of restricted stock or units that have not vested by the $28.59 closing market price per share of Harris common stock on July 2, 2009, the last trading day prior to our fiscal year end.

(5)	These are the number of performance shares or, for Mr. Thorsteinson, performance share units granted (a) in fiscal 2008 with a three-year performance period covering fiscal years 2008 through 2010 and (b) granted in fiscal 2009 with a three-year performance period covering fiscal years 2009 through 2011. Because the end of the performance period for performance share or performance share unit awards granted to the named executive officers in fiscal 2007 was July 3, 2009, the date on which these awards became fully vested, these performance shares or performance share units are not included in this Outstanding Equity Awards at 2009 Fiscal Year End Table but are included in the Option Exercises and Stock Vested in Fiscal 2009 Table on page 48 under the “Stock Awards” column. The number of performance shares and performance share units and related values as of July 3, 2009 represent the maximum possible award payout, not the award that was granted at target. We are required by SEC rules to report these amounts in this manner if the previous fiscal year’s performance exceeded the target performance. The maximum represents 200% of the target award for such performance shares and performance share units. Actual results may cause our named executive officers to earn fewer performance shares or performance share units. All performance shares and performance share units provide for the payment of cash dividend equivalents in an amount equal to the dividend payments on our common stock. In the event of retirement after age 55 with ten or more years of full-time service prior to vesting, or death or disability, awards of performance shares and performance share units will be pro-rated based upon the period worked during the performance period, with such shares paid at the end of the three-year performance period based upon our performance. Upon a change in control, performance shares and performance share units are deemed fully earned and vested immediately and will be paid at the end of the three-year performance period at not less than the target level, subject to accelerated payout or forfeiture in certain circumstances. For more information regarding performance shares and performance share units, see the Grants of Plan-Based Awards in Fiscal 2009 Table on page 44 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement.

(6)	The market value shown was determined by multiplying the number of unearned performance shares or performance share units (at maximum) by the $28.59 closing market price per share of Harris common stock on July 2, 2009, the last trading day prior to our fiscal year end.

(7)	Prior to December 31, 2004, if shares of our common stock were delivered by an option holder in payment of the exercise price of stock options, we granted a Restoration Stock Option (“RSO”) to such holder equal to the number of shares used to pay the exercise price of such stock option. These options are RSOs that were granted to Mr. Lance upon his exercise of options and payment of the exercise price with shares of our common stock. Such RSOs became exercisable six months after the date of grant and have an exercise price equal to the fair market value on the grant date and expire on the expiration date of the original underlying options. Effective December 31, 2004, we discontinued granting RSOs. These options were also automatically adjusted in connection with a two-for-one stock split of our common stock effected on March 30, 2005.

(8)	These stock options were granted to Mr. Thorsteinson on the business day following our acquisition of Leitch.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table provides information for each of our named executive officers regarding the number of shares acquired upon the vesting of stock awards during fiscal 2009. There were no exercises of stock options by our named executive officers during fiscal 2009.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on	Acquired on		Value Realized on
	Acquired on Exercise	Exercise	Vesting		Vesting
Name	(#)	($)	(#) (1)		($) (1)
Howard L. Lance	0	$0	46,500	(2)	$1,329,435	(2)

Gary L. McArthur	0	$0	9,250	(2)	$264,458	(2)

Robert K. Henry	0	$0	15,250	(2)	$435,998	(2)

Timothy E. Thorsteinson	0	$0	27,750	(3)	$917,773	(3)

Daniel R. Pearson	0	$0	8,000	(4)	$298,650	(4)

(1)	The value realized on the vesting of performance shares or performance share units was determined by multiplying the number of performance shares or performance share units that vested by the $28.59 closing market price of Harris common stock on July 2, 2009, the last trading day prior to our fiscal year end. The value realized on the vesting of restricted shares or restricted stock units was determined by multiplying the amount of restricted shares or restricted stock units that vested by the closing market price of our common stock on the date of vesting, as described further in the notes below. Upon the vesting and release of performance shares, performance share units, restricted stock or restricted stock units, shares are surrendered to satisfy income tax withholding requirements. The amounts shown and value realized do not give effect to the surrender of shares to cover such tax withholding obligations. The number of performance shares or performance share units earned in fiscal 2009 was 125% of the target number of performance shares or performance share units originally granted in fiscal 2007 and was earned based upon three-year cumulative EPS and average return on invested capital. For additional information with respect to the payout for performance share or performance share unit awards with a performance period of fiscal 2007 through fiscal 2009, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	For Messrs. Lance, McArthur and Henry, the stock awards that vested in fiscal 2009 are the performance share awards granted in fiscal 2007 with a three-year performance period of fiscal 2007 through fiscal 2009.

(3)	On October 28, 2005, the business day following our acquisition of Leitch, we granted Mr. Thorsteinson 20,000 restricted stock units that vested on October 28, 2008. The stock awards that vested in fiscal 2009 consisted of such restricted stock units, and the performance share unit award granted to Mr. Thorsteinson in fiscal 2007 with a three-year performance period covering fiscal 2007 through fiscal 2009. The value realized with respect to the restricted stock was determined by multiplying the 20,000 restricted stock units by the $34.81 closing market price of Harris common stock on the October 28, 2008 vesting date.

(4)	For Mr. Pearson, the stock awards that vested in fiscal 2009 are the performance share award granted in fiscal 2007 with a three-year performance period of fiscal 2007 through fiscal 2009 and 3,000 shares of restricted stock that vested on August 26, 2008. The value realized with respect to the restricted stock was determined by multiplying the 3,000 shares of restricted stock by the $51.90 closing market price of Harris common stock on the August 26, 2008 vesting date.

PENSION BENEFITS IN FISCAL 2009

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in October 2006 we entered into a Supplemental Pension Plan for Mr. Lance and in December 2008 our independent directors approved changes to such plan to comply with Section 409A of the Internal Revenue Code and certain clarifying and other changes. The following table sets forth information about Mr. Lance’s Supplemental Pension Plan, including the estimated present value of the accumulated benefit. We do not provide any other defined benefit plans to our U.S.-based employees or any of our named executive officers.

Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefits	Fiscal Year
Name	Plan Name	(#)	($) (1)	($)
Howard L. Lance	Supplemental Pension Plan
	for Howard L. Lance	6.4	$2,451,000	$0
(Amended and Restated Effective January 1, 2009)

(1)	The present value of Mr. Lance’s accumulated Supplemental Pension Plan benefit is estimated as of July 3, 2009, and is based on the assumptions set forth in the following sentences of this note (1). No pre-retirement mortality is assumed nor is expected future salary growth reflected. Benefits are assumed to accumulate ratably from the October 27, 2006 effective date of the Supplemental Pension Plan to the date Mr. Lance becomes eligible for an early retirement benefit, which is January 5, 2013. Benefit payments are assumed to commence at the earliest unreduced retirement age, which is age 60. The present value of benefits is discounted with interest only using a 6.19% discount rate for periods before Mr. Lance’s age 60, and with interest (at 6.19%) and assumed mortality for periods after Mr. Lance’s age 60. The assumed mortality for all of these calculations is the table promulgated by the IRS for determining lump sum payments under qualified pension plans for 2009.

Additional Information Related To
Mr. Lance’s Supplemental Pension Plan

The Supplemental Pension Plan for Mr. Lance is intended to provide sufficient funds so that Mr. Lance’s annual retirement benefit in the aggregate, including our presumed levels of additional contributions to the Retirement Plan and SERP, benefits under the Social Security Act and retirement benefits from prior employment, equals 50% of his final annual base salary and annual cash incentive target at retirement following age 60. To reach the 50% target, the Supplemental Pension Plan provides that if Mr. Lance retires at the date he attains age 60 (December 15, 2015), then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to 32% of the sum of his base salary paid during the one-year period ending with the last day he held the position of Chief Executive Officer of Harris, plus his annual cash incentive (exclusive of any amounts under the Performance Reward Plan) payable at target (such amount is referred to as his “Final Pay”). Mr. Lance will become eligible for an early retirement benefit on the date he attains age 55 and accrues ten years of credited service (which date is January 5, 2013). If Mr. Lance retires on or after January 5, 2013, but before he attains age 60 (December 15, 2015) then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to the product of 32% and his Final Pay, with the result reduced by five-twelfths of 1% for each month by which age 60 exceeds Mr. Lance’s age as of his retirement date. If Mr. Lance retires after the date he attains age 60 (December 15, 2015), then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to the product of: (i) 32%, reduced by two-twelfths of 1% for each month by which Mr. Lance’s age as of the last day he held the position of Chief Executive Officer of Harris exceeds age 60 (for example, 30% at age 61), and (ii) his Final Pay. All benefits are expressed as single life annuities payable at age 60 (or later retirement date), although other actuarially equivalent annuity forms can be elected.

If Mr. Lance (1) voluntarily terminates his employment or is terminated for cause before January 5, 2013, (2) dies before payment of his benefit under the Supplemental Pension Plan actually commences, or (3) does not comply with the non-compete and non-solicitation provisions, then no benefits (or no further benefits, as the case may be) will be payable under the Supplemental Pension Plan.

If, prior to January 5, 2013, Mr. Lance’s employment is terminated by Harris without “cause” or by Mr. Lance for “good reason,” or Mr. Lance becomes disabled, then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to his Final Pay times the product of 2.5% and his years of credited service as of his termination (or disability date, as applicable), with the result reduced by six-twelfths of 1% for each month by which age 57 exceeds Mr. Lance’s age as of his termination date (or disability date, as applicable). If Harris undergoes a change of control and Mr. Lance terminates employment before January 5, 2013 under circumstances pursuant to which he will be paid a lump sum under his change in control severance agreement described below under “Executive Change in Control Severance Agreements,” then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to his Final Pay times the product of 2.5% and his years of credited service as of his termination date plus two additional years of credited service, with the result reduced by six-twelfths of 1% for each month by which age 57 exceeds Mr. Lance’s age as of his termination date. However, under no circumstances will Mr. Lance’s benefit under the Supplemental Pension Plan upon such a change in control and termination of Mr. Lance’s employment exceed the benefit payable in the case of early retirement had he attained age 55 and accrued ten years of credited service as of the termination date. If we undergo a change in control on or after January 5, 2013 under circumstances pursuant to which Mr. Lance will be paid a lump sum under his change in control severance agreement, then Mr. Lance will not receive any additional benefit under the Supplemental Pension Plan as a result of the change in control and the benefit payable to Mr. Lance under the Supplemental Pension Plan in such event will be the benefit payable upon retirement based upon Mr. Lance’s age at retirement. If Mr. Lance receives any benefit under the Supplemental Pension Plan, then during the period from the commencement of payment of such benefit to the date Mr. Lance attains age 65, there will be deducted from such benefit the amount of payments made to Mr. Lance under any and all long-term disability plans sponsored by us.

The Supplemental Pension Plan shall at all times be unfunded such that the benefit payable shall be paid solely from our general assets and/or an irrevocable “rabbi trust” to be established by us, and Mr. Lance and/or his surviving spouse shall have only the rights of a general unsecured creditor of Harris with respect to any rights under the Supplemental Pension Plan. On the earlier of Mr. Lance’s employment termination date or the date we undergo a change in control, we are required to establish an irrevocable “rabbi trust” and contribute to the trust cash or other liquid assets in an amount equal to the actuarially equivalent present value of (1) the total benefits expected to be paid to Mr. Lance and his surviving spouse under the Supplemental Pension Plan plus (2) the trust administration and trustee fees and expenses which the trustee reasonably expects to incur over the life of the trust.

NONQUALIFIED DEFERRED
COMPENSATION

Retirement Plan

We maintain a Retirement Plan, which is a tax-qualified, 401(k) defined contribution retirement plan available to most of our U.S.-based employees. Under the Retirement Plan, participants may contribute from 1% to 25% of eligible compensation, which generally is base salary and annual incentive, with contributions by named executive officers and other highly compensated employees limited to 12% of eligible compensation. Following one year (or, in certain cases, six months) of service, we also match up to the first 6% of eligible compensation that is contributed by a participant. In addition, participants receive incentive payments under our Performance Reward Plan in cash unless they elect to defer either half or all of such payments to the Retirement Plan, subject to Internal Revenue Code limitations. The Internal Revenue Code currently caps certain contributions to a participant’s Retirement Plan accounts, such as company matching contributions, before-tax contributions, after-tax contributions and profit-sharing contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining benefits under the Retirement Plan.

Supplemental Executive Retirement Plan

To the extent contributions to the Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including the named executive officers other than Mr. Thorsteinson, are eligible to participate in our SERP, provided such participant makes the election to participate prior to the beginning of the year. The SERP is an unfunded, nonqualified plan intended to make up the difference between the amount actually allocated to a participant’s accounts under the Retirement Plan and the amount that, in the absence of Internal Revenue Code limits, would have been allocated to a participant’s accounts as before-tax contributions plus company-matching contributions. In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under the SERP, including equity awards.

Deferred compensation will be paid to a participant in January of the calendar year following the later of the year in which such participant reaches age 55 and the year in which such participant’s employment is terminated. Participants are required to select the form in which payment will be made, typically a lump sum or annual payments over a three-, five-, seven-, ten- or fifteen-year period. Deferred amounts may not be withdrawn prior to their payment start date, except to meet an “unforeseeable financial emergency” as defined under Section 409A of the Internal Revenue Code or in the event of a change in control of Harris. Payments to “key employees” as defined under the Federal tax laws are delayed at least six months after termination of employment.

Participants in the SERP are immediately vested in contributions they make and are fully vested in the remainder of their accounts upon termination of employment on or after their normal retirement date, disability or death. Participants also become fully vested when they have provided four years of service to us. The vesting provisions of the SERP are generally the same as the vesting provisions of our Retirement Plan.

Earnings on amounts credited to participants’ accounts in our SERP are based upon participant selections among investment choices which mirror the investment choices available to participants in our Retirement Plan. Participants may elect to invest in the Harris stock fund account. Amounts invested in the Harris stock fund account are credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date. No above-market or preferential earnings are paid or guaranteed on investment choices.

Amounts credited to participants’ accounts in the SERP may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” but the assets in such trust are subject to the claims of our creditors and participants are treated as our unsecured general creditors.

Nonqualified Deferred Compensation Table

The following table provides summary information with respect to amounts credited, earnings or losses and account balances for our named executive officers under our SERP, which, with the exception of Mr. Lance’s Supplemental Pension Plan, is our only defined contribution or other plan that provides for the deferral of compensation to our executive officers on a basis that is not tax-qualified. Mr. Thorsteinson does not participate in the SERP.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	($) (1)	($) (2)	($) (3)	($)	($) (4)
Howard L. Lance	$402,075	$132,660	$(513,016)	$0	$2,958,180

Gary L. McArthur	$122,906	$40,906	$(145,476)	$0	$569,246

Robert K. Henry	$183,279	$59,479	$(1,512,831)	$0	$3,060,467	(5)

Timothy E. Thorsteinson	$0	$0	$0	$0	$0

Daniel R. Pearson	$119,992	$39,411	$(35,269)	$0	$800,347

(1)	The amounts in this column represent contributions by the named executive officers to our SERP in respect of the portion of salary or annual cash incentive that has been deferred and credited during fiscal 2009. The portion representing deferral of base salary is included in the Summary Compensation Table on page 41 in the “Salary” column for fiscal 2009. The portion representing deferral of annual cash incentives is the deferral during fiscal 2009 of Annual Incentive Plan payments and Performance Reward Plan payments in respect of fiscal 2008 performance, the amount of which is included in the Summary Compensation Table on page 41 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2008. Any contributions by the named executive officers to our SERP of deferred Annual Incentive Plan payments and Performance Reward Plan payments in respect of fiscal 2009 performance will be contributions in fiscal 2010.

(2)	The amounts in this column represent contributions by us to the SERP that were credited during fiscal 2009. These amounts are included in the Summary Compensation Table on page 41 in the “All Other Compensation” column.

(3)	None of the earnings or losses in this column are included in the Summary Compensation Table on page 41 as no preferential or above-market amounts are paid on balances in our SERP.

(4)	The amounts in this column include, for each named executive officer, amounts reported as compensation in the Summary Compensation Table for fiscal 2008 and fiscal 2007 as follows: Mr. Lance — $1,434,017; Mr. McArthur — $267,472; Mr. Henry — $459,321; and Mr. Pearson — $160,170.

(5)	This amount includes the value of 50,000 shares of restricted stock that vested on February 28, 2008 and that was deferred into Mr. Henry’s account in the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section of the proxy statement sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control without termination of employment or in the event of termination of employment under several different circumstances, including: (1) termination by Harris for cause; (2) a voluntary termination by the named executive officer; (3) termination by the named executive officer for good reason; (4) involuntary termination by Harris without cause; (5) death; (6) disability; or (7) termination by Harris without cause or by the named executive officer for good reason following a change in control.

Employment Agreement — Howard L. Lance

In December 2004, our Board approved, and Harris and Mr. Lance entered into, a letter agreement providing for Mr. Lance’s continued employment as Harris’ CEO and President, and his continued service as a director and Chairman. In December 2008, the Compensation Committee and independent directors of the Board approved changes to Mr. Lance’s agreement to comply with Section 409A of the Internal Revenue Code and certain other changes discussed below. Mr. Lance’s agreement provides for an indefinite term of employment ending on termination of Mr. Lance’s employment either by Harris with or without “cause,” or upon Mr. Lance’s resignation for “good reason” (as such terms are defined in the agreement), other resignation, death, disability or retirement.

Under Mr. Lance’s letter agreement, “cause” generally means a material breach by Mr. Lance of his duties and responsibilities as CEO or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to Harris. In addition, “good reason” generally means, without Mr. Lance’s consent: (a) a reduction in his annual base salary or current annual cash incentive target award, other than a reduction also applicable to our other senior executive officers; (b) the removal of, or failure to elect or reelect Mr. Lance as President or CEO or Chairman of the Board, provided, however, that the failure to elect Mr. Lance as Chairman of the Board shall not constitute “good reason” if such failure results from any law, regulation or listing requirement to the effect that the positions of Chairman of the Board and CEO shall not be held by the same individual or that the chairman of a company shall be independent, and the failure to elect Mr. Lance as President shall not constitute “good reason” if necessary for purposes of succession planning for Mr. Lance’s successor; (c) the assignment to Mr. Lance of duties or responsibilities that are materially inconsistent with Mr. Lance’s position with Harris; (d) any requirement that Mr. Lance relocate to a location more than fifty miles from where our principal place of business is currently located; and (e) an amendment of the provisions of the letter agreement regarding termination by Harris without “cause” or by Mr. Lance for “good reason” or regarding the definition of “good reason,” or termination by the Board of Mr. Lance’s letter agreement without his prior written consent.

In the event Mr. Lance’s employment is terminated by Harris without cause, which Harris is entitled to do upon 30 days’ prior written notice, or by Mr. Lance for good reason, then, provided that Mr. Lance has executed and delivered a release of claims against us and resignations of all officer and director positions held with us, Mr. Lance would be entitled to receive from Harris (i) a lump sum cash amount, payable within sixty days following termination, but subject generally to a six-month delay if required by Section 409A of the Internal Revenue Code, equal to two times the aggregate of (A) his then-current base salary and (B) his target cash incentive compensation under the Annual Incentive Plan (or any successor plan) for the fiscal year prior to the fiscal year in which his employment terminates (Mr. Lance would be entitled to receive such greater lump sum amount instead of continuation of his base salary for two years as was provided in Mr. Lance’s agreement prior to the December 2008 amendment); (ii) his pro-rated annual cash incentive bonus for the year of termination; (iii) without duplication, his accrued but unpaid base salary through the date of termination, his earned but unpaid annual cash incentive bonus under the Annual Incentive Plan (or any successor plan) for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other or additional compensation benefits in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees; (iv) continued participation in the medical, dental, hospitalization, short-term and long-term disability, and group life insurance coverage plans of Harris in which he was participating on the date of termination of his employment until 24 months following such date of termination (or, if earlier, until the date or dates on which he receives comparable coverage and benefits under the plans and programs of a subsequent employer); (v) during the two-year period following termination and notwithstanding the terms and conditions of his stock option and restricted stock agreements, continued vesting of his unvested restricted stock and/or stock options (but subject to Mr. Lance’s continued compliance with his non-competition and non-solicitation obligations as a condition to such continued vesting), and as to vested stock options, continued exercisability until the date that is three months after the end of such two-year period (but in no event beyond the original term of the stock options); (vi) pro-rated vesting of his outstanding performance share awards pursuant to Harris’ performance targets and resulting performance, provided, however, that for purposes of determining the pro-rated vesting of any such awards, Mr. Lance’s employment will be deemed to have terminated as of the second annual anniversary of the date he actually terminates employment (the December 2008 amendment to Mr. Lance’s agreement modified the terms and conditions of Mr. Lance’s then-current performance share awards by providing that any pro-rated vesting shall be calculated based upon Mr. Lance’s deemed termination as of the second annual anniversary of the date his employment actually is terminated by us without cause or by Mr. Lance for good reason, instead of calculating any pro-rated vesting based upon the date Mr. Lance’s employment actually is terminated for such reason); and (vii) outplacement services at Harris’ expense for up to one year following the date of termination in accordance with the practices of Harris as in effect from time to time for senior executives.

In the event Mr. Lance’s employment is terminated by Harris for cause or due to Mr. Lance’s disability, or upon Mr. Lance’s retirement, resignation other than for good reason, or death, then Mr. Lance (or his estate or legal representative, as appropriate) shall be entitled to receive from Harris his accrued but unpaid base salary through the date of termination, his earned but unpaid annual cash incentive bonus under the Annual Incentive Plan (or any successor plan) for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other or additional compensation benefits, if any, in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees. We may, at our option, terminate Mr. Lance’s employment in the event of his disability. In the event Mr. Lance’s employment is terminated as a result of his death or disability, he (or his estate or legal representative, as appropriate) shall also be entitled to other compensation benefits in accordance with the terms of applicable Harris plans for employees who die or become disabled, as appropriate.

Mr. Lance is also entitled to the benefits under his Supplemental Pension Plan in the event Mr. Lance’s employment is terminated by Harris without cause, by Mr. Lance for good reason or as a result of disability or eligible retirement. For additional information regarding Mr. Lance’s Supplemental Pension Plan, see the “Pension Benefits in Fiscal 2009” section of this proxy statement.

Mr. Lance’s agreement also provides that he may not during his employment and for a one-year period following termination of his employment for any reason (or a two-year period if he is receiving severance from Harris), without Harris’ prior written consent, directly or indirectly associate with an enterprise that competes with Harris, and, during his employment with Harris and for a two-year period following termination of his employment for any reason, directly or indirectly solicit any customer or any employee of Harris to leave Harris.

In the event of a change in control of Harris, and if Mr. Lance’s employment terminates under circumstances provided under his change in control severance agreement discussed below under “Executive Change in Control Severance Agreements,” then Mr. Lance shall be entitled to the compensation and benefits provided under such change in control severance agreement in lieu of any compensation or benefits receivable under his letter agreement.

Employment Agreement —
Timothy E. Thorsteinson

In January 2007, we entered into a letter agreement with Mr. Thorsteinson providing for his employment as President of our Broadcast Communications Division. Under the terms of his agreement, which has been extended through June 30, 2010, Mr. Thorsteinson is entitled to participate in the benefit programs offered to our Canada-based employees. In addition, if we terminate Mr. Thorsteinson’s employment without cause, he will be entitled to receive a lump sum severance payment equal to his then-current base salary plus the amount of his annual cash incentive payment in respect of the fiscal year prior to the termination date. Payments and obligations to Mr. Thorsteinson following a change in control are covered by his change in control severance agreement discussed below.

     Executive Change in Control Severance
Agreements

To provide continuity of management and dedication of our executives in the event of a threatened or actual change in control of Harris, our Board has approved change in control severance agreements for our Board-elected or appointed officers. Under these agreements, our Board-elected or appointed officers, including the named executive officers, are provided with severance benefits in the event (a) an executive terminates his employment for good reason within two years of a change in control, or (b) Harris terminates the executive’s employment within two years of a change in control of Harris for any reason other than for cause (all terms as defined in the severance agreement). Under the change in control severance agreement, the executive agrees not to voluntarily terminate his or her employment with us during the six-month period following a change in control.

Under the change in control severance agreements, a “change in control” generally means the occurrence of any one of the following events:

•	any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding common stock;

•	a change in the majority of our Board not approved by two-thirds of our incumbent directors;

•	the consummation of a merger, consolidation or reorganization unless immediately following such transaction: (i) more than 80% of the total voting power of Harris resulting from the transaction is represented by shares that were voting securities of Harris immediately prior to the transaction; (ii) no person becomes the beneficial owner of 20% or more of the total voting power of the outstanding voting securities as a result of the transaction; and (iii) at least a majority of the members of the board of directors of the company resulting from the transaction were incumbent directors of Harris at the time of the Board’s approval of the execution of the initial agreement providing for the transaction; or

•	our shareholders approve a plan of complete liquidation or dissolution of Harris or the sale or disposition of all or substantially all of our assets.

Also, under these agreements, “good reason” generally means:

•	a reduction in the executive’s annual base salary or current annual incentive target award;

•	the assignment of duties or responsibilities that are inconsistent in any material adverse respect with the executive’s position immediately prior to a change in control;

•	a material adverse change in the executive’s reporting responsibilities, titles or offices with Harris as in effect immediately prior to a change in control;

•	any requirement that the executive be based more than fifty miles from the facility where the executive was located at the time of the change in control; or

•	failure of Harris to continue in effect any employee benefit or compensation plans or provide the executive with employee benefits as in effect for the executive immediately prior to a change in control.

In addition, the term “cause” generally means a material breach by the executive of the duties and responsibilities of the executive’s position or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to Harris.

If triggered, the lump-sum cash severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the severance agreement), any unpaid accrued vacation pay, and, to the extent permitted under Section 409A of the Internal Revenue Code, any other benefits or awards which have been earned or became payable but which have not yet been paid to the executive; and

(b) from one to three times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus from one to three times the greatest of the executive’s highest annual bonus in the three years prior to the change in control, the executive’s target bonus for the year during which the change in control occurred or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment amounts are three times salary and bonus for Messrs. Lance and Henry, which for Mr. Lance was agreed upon in his employment letter agreement, and two times salary and bonus for Messrs. McArthur, Pearson and Thorsteinson. In addition, for the two years following the date of termination, the executive receives the same level of medical, dental, accident, disability, life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives immediately prior to the change in control, if more favorable). The executive also receives reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination, for recruitment or placement services of up to $4,000 and for professional financial or tax planning services of up to $5,000 per year. The change in control severance agreement also provides for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed under Section 4999 of the Internal Revenue Code. In addition, pursuant to the change in control severance agreement, we will reimburse the executive for any legal fees and costs with respect to any dispute arising under such severance agreement. Not later than the date on which a change in control occurs, Harris is required to contribute to an irrevocable “rabbi” trust in cash or other liquid assets, an amount equal to the total payments expected to be paid under the change in control severance agreement plus the amount of trust administrative and trustee fees reasonably expected to be incurred. This required funding recognizes that in certain situations payments under the change in control severance agreement will be required to be deferred for up to six months following the trigger event to comply with Section 409A of the Internal Revenue Code.

Payments and Benefits Upon
any Termination

Our salaried employees, including the named executive officers, are entitled to receive certain elements of compensation on a non-discretionary basis upon termination of employment for any reason. Subject to the exceptions noted below, these include: (a) accrued salary and pay for unused vacation; (b) distributions of vested plan balances under our Retirement Plan or SERP; and (c) earned but unpaid bonuses. For a description of the SERP and the account balances credited to the named executive officers in the SERP as of July 3, 2009, see the Nonqualified Deferred Compensation Table on page 52. The amounts shown in the “Tables of Potential Payments Upon Termination or Change in Control” section beginning on page 59 do not include these elements of compensation or benefits.

Termination for Cause

A named executive officer whose employment is terminated by Harris for cause is not entitled to any compensation or benefits other than those paid to all of our salaried employees upon any termination of employment as described above. In addition, as noted under “Recovery of Executive Compensation” in the “Compensation Discussion and Analysis” section of this proxy statement, depending upon the circumstances giving rise to such termination, we may be entitled to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. Annual incentive awards, vested and unvested options, performance shares, performance share units, restricted shares and restricted stock units are automatically forfeited following a termination for cause or misconduct.

Involuntary Termination Without Cause

In the case of termination of employment other than for cause, Messrs. McArthur, Henry and Pearson are not contractually entitled to any compensation or benefits other than those that are paid to all salaried employees upon any termination of employment as described above. However, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we have a long-standing practice of providing reasonable severance compensation for involuntary termination of an executive’s employment without cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors. Following an involuntary termination without cause, annual incentive awards will be paid pro-rata after the end of the relevant fiscal year based upon the period worked during such fiscal year. Following an involuntary termination for other than misconduct, unvested restricted shares and restricted stock units are automatically forfeited, provided that in the case of unvested restricted shares or restricted stock units granted after June 28, 2008, the Compensation Committee may determine otherwise in its discretion. Following an involuntary termination other than for misconduct, unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date, and performance shares and performance share units will be paid out pro-rata after the end of the relevant performance period based upon the period worked during such performance period.

Compensation and benefits payable to Messrs. Lance and Thorsteinson in the case of termination of employment other than for cause are described above under the description of their respective employment letter agreements.

Voluntary Termination

A named executive officer who voluntarily terminates employment other than due to retirement or for good reason is not entitled to any benefits other than those that are paid to all of our salaried employees upon any termination of employment as described above. Annual incentive awards, unvested options, restricted shares, restricted stock units, performance shares and performance share units are automatically forfeited following a voluntary termination. For options granted prior to June 30, 2007, vested options are automatically forfeited following a voluntary termination and, for options granted on or after June 30, 2007, vested options may be exercised until the sooner of 30 days following a voluntary termination or the regularly scheduled expiration date.

Death

In the event of termination of employment as a result of death, the beneficiaries of named executive officers are eligible for benefits under the death benefit programs generally available to our U.S.-based employees, including basic group life insurance paid by Harris and supplemental group life insurance elected and paid for by employees. Mr. Lance also has additional life insurance coverage as discussed above in the “Compensation Discussion and Analysis” section of this proxy statement. In the event of death:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the period worked during the fiscal year and are paid following the fiscal year end based upon our performance;

•	restricted shares and restricted stock units granted prior to June 30, 2007 are paid to the beneficiary pro-rata based upon the period worked during the restricted period and restricted shares and restricted stock units granted on or after June 30, 2007 immediately fully vest;

•	performance shares and performance share units are paid to the beneficiary pro-rata based upon the period worked during the performance period with performance shares and performance share units paid at the end of the three-year performance period based upon our performance; and

•	options immediately fully vest and shall be exercisable by the beneficiaries for up to 12 months following the date of death but not later than the regularly scheduled expiration date.

Disability

In the event of termination of employment as a result of disability, named executive officers are eligible for benefits in disability programs generally available to our U.S.-based employees. These include a long-term disability income benefit and, in most cases, continuation of medical and life insurance coverage applicable to active employees while disabled. In the event of disability:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the period worked during the fiscal year and are paid following the fiscal year end based upon our performance;

•	restricted shares and restricted stock units granted prior to June 30, 2007 are paid pro-rata based upon the period worked during the restricted period and restricted shares and restricted stock units granted on or after June 30, 2007 immediately fully vest;

•	performance shares and performance share units are paid pro-rata based upon the period worked during the performance period with performance shares and performance share units paid at the end of the three-year performance period based upon our performance; and

•	options continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date.

Retirement

As of July 3, 2009, none of our named executive officers were retirement-eligible except that for purposes of our equity incentive plans, Messrs. Henry and Pearson satisfy the retirement after age 55 with ten or more years of full-time service requirements. In the event of termination of employment as a result of retirement, a named executive officer would receive retirement benefits generally available to our salaried employees. These include the benefits under our Retirement Plan, SERP and, in certain cases, retiree medical, dental and vision coverage. In the event of retirement:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the period worked during the fiscal year and are paid following the fiscal year end based upon our performance;

•	after age 62 with ten or more years of full-time service, options continue to vest in accordance with the vesting schedule and continue to be exercisable until the regularly scheduled expiration date;

•	before age 62, but after age 55 with ten or more years of full-time service, options cease vesting and options exercisable at the time of such retirement continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited;

•	after age 55 with ten or more years of full-time service, restricted shares and restricted stock units granted prior to June 28, 2008 are paid pro-rata based upon the period worked during the restricted period and restricted shares and restricted stock units granted on or after June 28, 2008 will become vested and payable as determined by the Compensation Committee; and

•	after age 55 with ten or more years of full-time service, performance shares and performance share units are paid pro-rata based upon the period worked during the performance period with performance shares and performance share units paid at the end of the three-year performance period based upon our performance.

Change in Control

Each of our named executive officers is party to a change in control severance agreement providing for benefits only upon both a change in control and the subsequent termination of employment of or by the executive in accordance with the terms of the agreement. For additional information regarding the terms of such agreements, see “Executive Change in Control Severance Agreements” starting on page 55. In addition, upon a change in control and irrespective of employment status:

•	annual cash incentive awards are fully earned and paid out promptly following the change in control or, in certain instances following the end of the fiscal year, in each case at not less than the target level;

•	all options immediately vest and become exercisable;

•	all restricted shares immediately vest;

•	all restricted stock units immediately vest and will be paid as soon as practicable but not later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period; and

•	all performance shares and performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the three-year performance period at not less than the target level, subject to accelerated pay-out or forfeiture in certain circumstances.

Tables of Potential Payments Upon
Termination or Change in Control

The following tables set forth the details, on an executive-by-executive basis, of the estimated compensation and benefits that would be provided to each named executive officer in the event that such executive’s employment with us is terminated for any reason, including termination by us for cause, voluntary termination, termination by the executive for good reason, involuntary termination by us without cause, death, retirement, disability or termination by us without cause or by the executive for good reason following a change in control. The tables also set forth the amount of potential payments to each of our named executive officers in the event of a change in control without a termination of employment. These amounts are estimates of the amounts that would be paid to the named executive officer upon such termination of employment or change in control. The actual amounts to be paid can only be determined at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the tables are also based on the following:

•	The applicable provisions in the agreements and other arrangements between the named executive officer and Harris, which are summarized in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 53;

•	We have assumed that the termination event occurred effective as of July 3, 2009, the last day of our fiscal year 2009;

•	We have assumed that the value of our common stock was $28.59 per share based on the closing market price on July 2, 2009, the last trading day of our fiscal year 2009, and that all unvested options not automatically forfeited were exercised on such day;

•	The designation of an event as a resignation or retirement is dependent upon an individual’s age. We have assumed that an individual over the age of 55 and who has completed at least ten years of full-time service has retired, and an individual who does not satisfy these criteria has resigned;

•	Cash compensation includes multiples of salary and annual incentive, and does not include paid or unpaid salary or annual incentive compensation or cash incentives earned in respect of fiscal 2009 because a named executive officer is entitled to annual incentive compensation if employed on July 3, 2009;

•	The value of accelerated performance shares or performance share units is based upon the target number of performance shares or performance share units previously granted and does not include performance shares or performance share units for the three-year performance period ended July 3, 2009, which performance shares or performance share units for such three-year performance period are set forth in the Option Exercises and Stock Vested in Fiscal 2009 Table on page 48 of this proxy statement;

•	We have not included in the tables the value of any options that were vested prior to July 3, 2009;

•	We have not included in the tables any payment of the aggregate balance shown in the Nonqualified Deferred Compensation Table on page 52 of this proxy statement;

•	Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit;

•	In the event of termination by Harris without cause or by the named executive officer for good reason following a change in control, “Other Benefits” includes $4,000 for placement services and $10,000 for financial or tax planning services as set forth in the change in control severance agreement and also estimates relocation assistance of $220,000; and

•	Amounts shown in the “Reimbursement of Excise Tax” line reflect the amount payable to the named executive officer to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control severance agreement and any other taxes imposed on this additional amount. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of 2004 through 2008. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is greater than three times the average base amount, it is subject to an excise tax.

Howard L. Lance

										Termination by
										Harris without
					Involuntary				Change in	Cause/by Executive
	Termination		Termination By		Termination by				Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	Executive for		Harris without				without	Following a
Payment Upon Termination	for Cause	Termination	Good Reason		Cause		Death	Disability	Termination	Change in Control

Cash Compensation	$0	$0	$4,300,000		$4,300,000		$0	$0	$0	$7,800,000
Value of Accelerated or Continued Vesting of Unvested Options(1)	$0	$0	$0		$0		$0	$0	$0	$0
Value of Accelerated or Continued Vesting of Unvested Performance Shares	$0	$0	$2,121,378	*	$2,121,378	*	$1,003,800	$1,003,800	$2,121,378	$2,121,378
Health and Welfare Benefits	$0	$0	$47,984		$47,984		$0	$0	$0	$47,984
Other Benefits	$0	$0	$4,000		$4,000		$0	$0	$0	$234,000
Supplemental Pension Plan**	$0	$0	$278,396		$278,396		$0	$278,396	$0	$365,165
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0	$0	$0

TOTAL***	$0	$0	$6,473,362		$6,473,362		$1,003,800	$1,003,800	$2,121,378	$10,203,362

*	Under the terms of Mr. Lance’s employment letter agreement, if his employment is terminated by Harris without cause or by Mr. Lance for good reason, performance shares continue to vest for 24 months. The amount shown represents the value of such unvested performance shares that would vest during such 24-month period based upon the $28.59 closing market price of our common stock on July 2, 2009, the last trading day of our fiscal 2009.
**	The Supplemental Pension Plan benefit payments shown above are annual amounts and are paid in monthly installments for Mr. Lance’s remaining lifetime. For termination for good reason, without cause or following a change in control, payments commence immediately. For disability, payments commence immediately, offset by long-term disability benefits.
***	Excludes annuity benefits payable from the Supplemental Pension Plan.

Gary L. McArthur

										Termination by
										Harris without
					Involuntary				Change in	Cause/by Executive
	Termination		Termination By		Termination by				Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	Executive for		Harris without				without	Following a
Payment Upon Termination	for Cause	Termination	Good Reason		Cause		Death	Disability	Termination	Change in Control

Cash Compensation	$0	$0	$0		$0		$0	$0	$0	$1,832,000
Value of Accelerated or Continued Vesting of Unvested Options(1)	$0	$0	$0		$0		$0	$0	$0	$0
Value of Accelerated Unvested Restricted Shares	$0	$0	$285,900	(2)	$285,900	(2)	$457,440	$457,440	$457,440	$457,440
Value of Accelerated Unvested Performance Shares	$0	$0	$204,034		$204,034		$204,034	$204,034	$443,145	$443,145
Health and Welfare Benefits	$0	$0	$0		$0		$0	$0	$0	$37,396
Other Benefits	$0	$0	$0		$0		$0	$0	$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0	$0	$0

TOTAL	$0	$0	$489,934		$489,934		$661,474	$661,474	$900,585	$3,003,981

Robert K. Henry

									Termination by
									Harris without
			Termination	Involuntary				Change in	Cause/by Executive
	Termination		By Executive	Termination				Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	for Good	by Harris				without	Following a Change
Payment Upon Termination	for Cause	Termination	Reason	without Cause	Death	Disability	Retirement	Termination	in Control

Cash Compensation	$0	$0	$0	$0	$0	$0	$0	$0	$3,357,000
Value of Accelerated or Continued Vesting of Unvested Options(1)	$0	$0	$0	$0	$0	$0	$0	$0	$0
Value of Accelerated Unvested Performance Shares	$0	$0	$187,556	$187,556	$187,556	$187,556	$187,556	$280,182	$280,182
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0	$0	$0	$27,110
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0	$0	$0	$0

TOTAL	$0	$0	$187,556	$187,556	$187,556	$187,556	$187,556	$280,182	$3,898,292

Timothy E. Thorsteinson

								Termination by
								Harris without
			Termination	Involuntary			Change in	Cause/by Executive
	Termination		By Executive	Termination			Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	for Good	by Harris			without	Following a Change
Payment Upon Termination	for Cause	Termination	Reason	without Cause	Death	Disability	Termination	in Control

Cash Compensation	$0	$0	$590,000	$590,000	$0	$0	$0	$1,690,000
Value of Accelerated or Continued Vesting of Unvested Options(1)	$0	$0	$0	$0	$0	$0	$0	$0
Value of Accelerated Unvested Restricted Stock Units	$0	$0	$0	$0	$141,479	$141,479	$148,668	$148,668
Value of Accelerated Unvested Performance Share Units	$0	$0	$152,291	$152,291	$152,291	$152,291	$320,208	$320,208
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0	$0	$41,278
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0	$0	$0

TOTAL	$0	$0	$742,291	$742,291	$293,770	$293,770	$468,876	$2,434,154

Daniel R. Pearson

												Termination by
												Harris without
			Termination		Involuntary						Change in	Cause/by Executive
	Termination		By Executive		Termination						Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	for Good		by Harris						without	Following a Change
Payment Upon Termination	for Cause	Termination	Reason		without Cause		Death	Disability	Retirement		Termination	in Control

Cash Compensation	$0	$0	$0		$0		$0	$0	$0		$0	$1,730,000
Value of Accelerated or Continued Vesting of Unvested Options(1)	$0	$0	$0		$0		$0	$0	$0		$0	$0
Value of Accelerated Unvested Restricted Shares	$0	$0	$257,310	(2)	$257,310	(2)	$257,310	$257,310	$257,310	(2)	$257,310	$257,310
Value of Accelerated Unvested Performance Shares	$0	$0	$157,109		$157,109		$157,109	$157,109	$157,109		$348,798	$348,798
Health and Welfare Benefits	$0	$0	$0		$0		$0	$0	$0		$0	$39,856
Other Benefits	$0	$0	$0		$0		$0	$0	$0		$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0	$0		$0	$0

TOTAL	$0	$0	$414,419		$414,419		$414,419	$414,419	$414,419		$606,108	$2,609,964

(1)	The exercise price of unvested options was higher than the $28.59 closing market price of our common stock on July 2, 2009, the last trading day of our fiscal 2009, and so no value is attributable to those unvested stock options.

(2)	Unvested restricted shares granted after June 28, 2008 may be accelerated at the discretion of the Compensation Committee following an involuntary termination for other than misconduct or upon retirement after age 55 with ten or more years of service. The value of accelerated unvested restricted shares upon termination by executive for good reason, retirement or for involuntary termination by Harris without cause assumes the full vesting of unvested restricted shares granted after June 28, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than ten percent of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.

Based solely upon a review of the forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required forms have been timely filed for fiscal 2009.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered
Public Accounting Firm

E&Y served as our independent registered public accounting firm for the fiscal year ended July 3, 2009. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, E&Y was also engaged by us during fiscal 2009 to perform certain audit-related services.

The following table presents fees for professional audit services rendered by E&Y for the audit of our annual financial statements for the fiscal years ended July 3, 2009 and June 27, 2008 and fees for other services rendered by E&Y during those periods.

	Fiscal 2009	Fiscal 2008

Audit Fees	$3,972,000	$4,023,000
Audit-Related Fees	33,000	33,000
Tax Fees	0	0
All Other Fees	0	0

Total	$4,005,000	$4,056,000

Audit Fees.  Audit services include fees associated with the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports on Form 10-Q, SEC registration statements, accounting and reporting consultations and statutory audits required internationally for our subsidiaries.

Audit-Related Fees.  Services within audit-related fees include the audit of the Harris Retirement Plan financial statements.

Tax Fees.  No tax-related services were rendered or fees billed for the fiscal years ended July 3, 2009 and June 27, 2008.

All Other Fees.  For the fiscal years ended July 3, 2009 and June 27, 2008, no professional services were rendered or fees billed for other services not included within Audit Fees, Audit-Related Fees or Tax Fees.

E&Y did not perform any professional services related to financial information systems design and implementation for Harris in fiscal 2009 or 2008.

The Audit Committee has determined in its business judgment that the provision of non-audit services described above is compatible with maintaining E&Y’s independence.

In fiscal 2009, E&Y served as the independent registered public accounting firm for Harris Stratex Networks, Inc., a publicly-traded company of which we owned approximately 56% of the outstanding shares until we completed the spin-off to our shareholders of our ownership interest in Harris Stratex Networks, Inc. on May 27, 2009. The audit committee of Harris Stratex Networks, Inc. is responsible for reviewing and pre-approving the scope and cost of services provided by its independent registered public accounting firm. The fees set forth above do not include the fees paid by Harris Stratex Networks, Inc. to E&Y for services rendered to Harris Stratex Networks, Inc. for the period its financial results were consolidated with our results.

Pre-Approval of Audit
and Non-Audit Services

Under the Audit Committee Pre-Approval Policy and Procedures, as adopted by the Audit Committee, the Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the firm’s independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.

At the start of each fiscal year, the Audit Committee pre-approves the audit services, audit-related services and tax services, if any, together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The Audit Committee reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described above under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal 2009 were pre-approved in accordance with this policy.

If we seek to engage the independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.

Appointment of Independent Registered
Public Accounting Firm for Fiscal 2010

The Audit Committee has appointed E&Y to audit our books and accounts for the fiscal year ending July 2, 2010.

Although applicable law does not require shareholder ratification of the appointment, our Board has decided to ascertain the position of our shareholders on the appointment. If our shareholders do not ratify the appointment of E&Y, the Audit Committee will reconsider the appointment. We expect that a representative of E&Y will be present at the 2009 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in the Audit Committee’s Charter and as discussed above, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. While Harris has a very long-standing relationship with E&Y, the Audit Committee frequently evaluates the independence and effectiveness of the independent registered public accounting firm and its personnel, and the cost and quality of its audit and audit-related services. In accordance with sound corporate governance practices and in order to ensure that the Audit Committee and our shareholders are receiving the best and most cost-effective audit services available, the Audit Committee periodically considers issuing a request for proposal from E&Y and other large nationally recognized accounting firms with regard to our audit engagement. If we determine to use a request for proposal process, that could result in a firm other than E&Y providing audit engagement services to us in later years.

Recommendation Regarding Proposal 2

The affirmative vote of a majority of the shares represented at the 2009 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Any broker non-votes will have no effect on the ratification of the appointment of our independent registered public accounting firm.

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the Audit Committee’s appointment of E&Y as our independent registered public accounting firm for the fiscal year ending July 2, 2010. If not otherwise specified, proxies will be voted “For” approval of this proposal.

PROPOSAL 3:  SHAREHOLDER PROPOSAL REQUESTING APPROVAL OF AN AMENDMENT
TO THE BY-LAWS TO REQUIRE AN INDEPENDENT CHAIRMAN OF THE BOARD

We received the following shareholder proposal and supporting statement on behalf of Norges Bank Investment Management. According to information provided to us, Norges Bank Investment Management, whose address is P.O. Box 1179 Sentrum, 0107 Oslo, Norway, owns more than $2,000 in market value of our common stock as of the date the proposal was submitted to us. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and Harris accept no responsibility, are set forth below.

RESOLVED: Pursuant to Section 109 of the Delaware General Corporation Law, the shareholders hereby amend the By-Laws as follows:

Add the following at the end of Article V, Sec. 4:

“Notwithstanding any other provision of these By-Laws, the Chairman of the Board shall be a director who is independent from the Company. For purposes of this By-Law, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Company’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman of the Board who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman of the Board who satisfies the requirements of this By-Law within 60 days of such determination. Compliance with this By-Law shall be excused if no director who qualifies as independent is elected by the shareholders or if no director who is independent is willing to serve as Chairman of the Board. This By-Law shall apply prospectively, so as not to violate any contractual obligation of the Company in effect when this By-Law was adopted.”

Delete the following from Article V, Sec. 5:

“shall be either the Chairman of the Board and/or President, as the Board of Directors so designates, and he or she”

Supporting Statement. Sound corporate governance is a prerequisite for long term value creation. In that context, the composition of the Board should be such that it represents all shareholders to whom it is accountable. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the Board. Approximately 45% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an independent Chairman and be in a position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and have the support to take long-term views in the development of business strategies. An independent Chairman is better able to oversee and give guidance to Company executives and help prevent conflict or the perception of conflict, and in turn effectively strengthen the system of checks-and-balances within the corporate structure and protect shareholder value.

In our current challenging markets, we believe the need for an independent Chairman is even more imperative. An independent Chairman will be a strength to the Company when the Board must make the necessary strategic decisions and prioritizations ahead to sustain a strong share price and to create shareholder value over time.

We therefore urge shareholders to vote FOR this proposal.

Harris’ Response to the Shareholder Proposal

Our Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal for the reasons which follow. If not otherwise specified, proxies will be voted “AGAINST” approval of this shareholder proposal.

Our Board, of which all but one member is independent, believes that the decision as to who should serve as Chairman and as CEO, and whether the offices should be combined or separate, is properly the responsibility of our Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Board further believes that no single board leadership model is universally or permanently appropriate.

Our Board believes that its members possess considerable experience and unique knowledge of the challenges and opportunities Harris faces, and therefore are in the best position to evaluate the needs of Harris and how best to organize the capabilities of our directors and senior executives to meet those needs. Additionally, our Board already possesses the authority to separate the positions of Chairman and CEO, subject to existing contractual arrangements with Mr. Lance, if it deems such action appropriate in the future.

This shareholder proposal, which is structured as a binding, prescriptive By-Law amendment that would apply beginning with the CEO who follows Mr. Lance, would take away our Board’s flexibility to evaluate and change the structure of our Chairman and CEO positions, as and when appropriate, to best serve the interests of Harris and our shareholders.

Our Board remains committed to maintaining strong corporate governance and appropriate independent oversight of management. For a number of years one of our independent directors has acted as a Presiding Independent Director with duties that included chairing the executive sessions of non-management directors and acting as liaison between our Chairman and independent directors. As a demonstration of our Board’s continuing commitment to strong corporate governance and Board independence, our Board has evolved its leadership structure from a Presiding Independent Director position into a Lead Independent Director position. Our independent directors designate one of our Board members (who must be an independent director) to serve as Lead Independent Director, which position will be rotated annually among the Chairpersons of each of the Board committees. The Lead Independent Director has specifically enumerated duties and responsibilities, including (a) presiding at all meetings of our Board at which our Chairman is not present, including executive sessions of the independent directors, (b) serving as liaison between our Chairman and our independent directors, (c) in consultation with our Chairman, approving the information sent to our Board and the meeting agendas for our Board, (d) in consultation with our Chairman, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, (e) having the authority to call meetings of our independent directors, and (f) if requested by major shareholders, ensuring that he or she is available, when appropriate, for consultation and direct communication consistent with our policies regarding shareholder communications. Each of our independent directors also has direct and complete access to our Chairman.

Additionally, executive sessions of our independent directors are scheduled at each regular meeting of our Board. Additional executive sessions may be convened by the Lead Independent Director at his or her discretion and will be convened if requested by any other independent director. Any independent director may raise any issues for discussion at an executive session. We believe that these policies, when combined with our other policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of our decisions and direction. We also believe at this time there is clarity in having a single voice speaking for Harris.

The structure of our Board is also consistent with standards of good governance applied by many companies that combine the chairman and CEO positions, including maintaining a Lead Independent Director, as described above, and as follows:

•	A substantial majority of our directors are independent. Other than Mr. Lance, all of our directors are independent as defined by the NYSE listing standards and our Director Independence Standards.

•	Our Board committees are comprised entirely of independent directors. All five standing committees of our Board are comprised solely of independent directors as defined by the NYSE listing standards and our Director Independence Standards.

•	We have established corporate governance guidelines. We have maintained our Corporate Governance Principles since 2002, which principles trace their history to 1960, and have evolved and been revised from time to time since then. As required by its charter, our Corporate Governance Committee (comprised solely of independent directors) reviews and, if needed, recommends revisions to, the Corporate Governance Principles at least annually.

•	Our Board remains committed to strong corporate governance. As a reminder of our Board’s continuing commitment to strong corporate governance and Board independence, our Board has implemented majority voting in director elections and initiated the phase-out of our classified Board structure, such that as of the 2011 Annual Meeting of Shareholders, all of our directors will stand for election annually. In addition, we are committed to maintaining good compensation practices. Our compensation practices are reviewed by our Management Development and Compensation Committee (comprised solely of independent directors), as well as our Board’s independent compensation consultant, and we believe they are in line with appropriate benchmarks.

•	Our Company’s performance is strong. As an example, the five-year cumulative total return of our common stock has exceeded the five-year cumulative total return for each of the Standard & Poor’s 500 Composite Stock Index and the Standard & Poor’s 500 Information Technology Section Index, for the five fiscal years ending July 3, 2009. In addition, our cash flow from operations remains strong and our debt ratings remain investment grade.

Notwithstanding the arguments of the shareholder proponent, there currently is not a clear consensus in the United States that requiring an independent chairman or requiring separation of the chairman and CEO roles is always in the best interests of a company and its shareholders. Indeed, according to the publicly available Spencer Stuart US Board Index 2008 (released November 2008 and available at spencerstuart.com), only 16 percent of the S&P 500 companies had an independent chairman in 2008.

In summary, our Board opposes this shareholder proposal not only because it would eliminate our Board’s ability to adapt periodically our leadership structure to any changing needs of Harris, but also because our Board believes there currently is substantial and appropriate independent oversight of management.

Our Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

Pursuant to applicable requirements of the Securities Exchange Act of 1934, as amended, in order to be considered for inclusion in our proxy statement and form of proxy for the 2010 Annual Meeting of Shareholders, we must receive any proposals that shareholders wish to present no later than May 21, 2010. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of shareholder proposals in Harris-sponsored proxy materials.

In addition, our By-Laws provide that, for any shareholder proposal or director nomination to be properly presented at the 2010 Annual Meeting of Shareholders, whether or not also submitted for inclusion in our proxy materials, the shareholder proposal or director nomination must comply with the requirements set forth in our By-Laws and we must receive notice of the matter not less than 90 nor more than 120 days prior to October 23, 2010. Thus, to be timely, notice of a shareholder proposal or director nomination for the 2010 Annual Meeting of Shareholders must be received by our Secretary no earlier than June 25, 2010 and no later than July 26, 2010. However, if the 2010 Annual Meeting of Shareholders is not scheduled to be held within a period that commences on September 23, 2010 and ends on November 22, 2010, and instead, such meeting is scheduled to be held on a date outside that period, notice of a shareholder proposal or director nomination, to be timely, must be received by our Secretary by the later of 90 days prior to such other meeting date or 10 days following the date such other meeting date is first publicly announced or disclosed.

Notwithstanding the foregoing notice deadlines under our By-Laws, in the event that the number of directors to be elected to our Board of Directors at the 2010 Annual Meeting of Shareholders is increased and either all of the nominees for director at the 2010 Annual Meeting of Shareholders or the size of the increased Board of Directors is not publicly announced or disclosed by us by July 15, 2010, notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our Secretary not later than 10 days following the first date all of such nominees or the size of the increased Board of Directors is publicly announced or disclosed.

Further, any proxy granted with respect to the 2010 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Secretary within the applicable timeframe provided above.

Each notice of a shareholder proposal or director nomination must contain all of the information required by our By-Laws, including:

•	whether the shareholder is providing the notice at the request of a beneficial holder of stock in Harris;

•	whether the shareholder, any beneficial holder on whose behalf the notice is being delivered or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the shareholder or such beneficial holder in Harris or the matter the notice relates to, and the details thereof;

•	the name and address of the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained, each an “Interested Person,” or collectively, “Interested Persons;”

•	a description of all equity securities and debt instruments of Harris or any of our subsidiaries beneficially owned by all Interested Persons;

•	whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into by or for the benefit of any Interested Person with respect to Harris or our subsidiaries, the effect or intent of which is to increase or decrease the economic risk or voting power of such Interested Person;

•	a representation that the shareholder is a holder of record of stock of Harris that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice;

•	the information regarding each nominee required by paragraphs (a), (e) and (f) of

Item 401 of Regulation S-K adopted by the SEC;

•	each nominee’s signed consent to serve as a director of Harris if elected; and

•	information as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.

The above is a summary of the material requirements for shareholder proposals and director nominations set forth in our By-Laws and we refer you to our By-Laws for more detailed information.

A copy of our By-Laws is available on the Corporate Governance section of our website at www.harris.com/harris/cg/. You may also obtain a copy of our By-Laws upon written request to our Secretary at the address below.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the shareholder making the nomination or proposal, or that does not comply with our By-Laws, will be disregarded. You should address all nominations or proposals to:

Secretary
Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919

DISCRETIONARY VOTING ON OTHER MATTERS

Except for the matters described in this proxy statement, our Board of Directors is not aware of any matter that will or may be properly presented at the 2009 Annual Meeting of Shareholders. The deadline under our By-Laws for any shareholder proposal not discussed in this proxy statement to be properly presented at the 2009 Annual Meeting of Shareholders has passed. If any other matter is properly brought before the 2009 Annual Meeting of Shareholders, the persons named in the proxy/voting instruction card intend to vote the shares for which we have received proxies in accordance with their best judgment.

MISCELLANEOUS MATTERS

Annual Report on Form 10-K

Our Annual Report on Form 10-K for our fiscal year ended July 3, 2009 has been filed with the SEC and was mailed to our shareholders with this proxy statement. Upon request, we will furnish to shareholders without charge a copy of the Annual Report on Form 10-K. Shareholders may obtain a copy by:

•	Writing to our Secretary at: Harris Corporation 1025 West NASA Boulevard Melbourne, Florida 32919; or

•	Calling (321) 727-9100.

A copy is also available on the Investor Relations section of our website at www.harris.com/ar.

Shareholder List

A list of our shareholders of record as of the record date of August 28, 2009 will be available for examination for any purpose germane to the 2009 Annual Meeting of Shareholders during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least ten days prior to the 2009 Annual Meeting of Shareholders and also at the 2009 Annual Meeting of Shareholders.

By Order of the Board of Directors
Scott T. Mikuen
Vice President, Associate
General Counsel and
Secretary

Melbourne, Florida
September 18, 2009

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week, and save money for Harris Corporation. Internet and telephone voting are available through 11:59 PM (Eastern Time) on October 22, 2009. INTERNET VOTING INSTRUCTIONS http://www.proxyvoting.com/hrs Go to the website address shown above and follow the HARRIS CORPORATION simple on-screen in structions. Have your proxy/voting n i struction card n i hand when you access the website. OR TELEPHONE VOTING INSTRUCTIONS 1-866-540-5760 Call the toll-free telephone number shown above on any touch-tone telephone and follow the simple recorded n i structions. Have your proxy/voting in struction card n i hand when you call. If you vote by Internet or by telephone, ple ase do NOT mail back your proxy/voting instruction card. To vote by mail , mark, sig n and date your proxy/voting n i struction card and return t i n i the enclosed postage-paid envelope. Your Internet or telephone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card. WO# 56178 FOLD AND DETACH HERE The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1, “FOR” Proposal 2 and “AGAINST” Proposal 3. Please mark your votes as Proposal 1 — Election of Directors — The Boardin dic ated in this example X recommends a vote “FOR” the election as director of each listed nominee for a one-year term expiring at the 2010 Annual Meeting of Shareholders: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Proposal 2 — Ratification of Appointment of Auditor - 01 Terry D. Growcock The Board recommends a vote “FOR” the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 02 Leslie F. Kenne fiscal year 2010. 03 David B. Rickard Proposal 3 — Shareholder Proposal — The Board recommends a vote “AGAINST” the sharehold er proposal requesting approval of an amendment to our By-Laws to 04 Gregory T. Swienton require an independent chairman of the board. If this proxy/voting instruction card is properly executed, the undersigned’s shares will be voted in the manner in structed herein. If no in struction is provided, the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees; “FOR” Proposal 2; and “AGAINST” Proposal 3; or, if the undersigned s i a participant in the Harris Corporation Retirement Plan, as may otherwise be provided in the Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Mark Here for Address Change or Comments SEE REVERSE Signature(s)Date, 2009 NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY INTERNET OR TELEPHONE, OR MARK, SIGN, DATE AND RETURN YOUR
PROXY/VOTING INSTRUCTION CARD. If you vote by Internet or telephone, please do NOT mail back your proxy/voting instruction card. INTERNET VOTING INSTRUCTIONS http://www.proxyvoting.com/hrs Your Internet votin g instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/votin g in struction card. Have your proxy/votin g instruction card in hand when you access the website. You cannot vote over the Internet after 11:59 p.m. (Eastern Time) on October 22, 2009. TELEPHONE VOTING INSTRUCTIONS Call 1-866-540-5760 Toll Free on a Touch-Tone Telephone ANYTIME. There is no charge to you for this call. Your telephone votin g instructio ns authoriz e the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/votin g instruction card. Have your proxy/votin g instructio n card in hand when you call. You cannot vote by telephone after 11:59 p.m. (Eastern Time) on October 22, 2009. Important notice regarding Internet availability of proxy materials for the Harris Corporation 2009 Annual Meeting of Shareholders: The Proxy Statement and the 2009 Annual Report to Shareholders are available online at http://www.harris.com/proxy/2009. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment pla n statements, tax documents and more. Simply o l g on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions wil l prompt you through enrollment. FOLD AND DETACH HERE PROXY/VOTING INSTRUCTION CARD HARRIS CORPORATION ANNUAL MEETING OF SHAREHOLDERS — OCTOBER 23, 2009 This proxy/voting instruction card is solicited on behalf of the Board of Directors of Harris Corporation and the Harris Corporation Retirement Plan Trustee. You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the Harris Corporation Retirement Plan. This proxy/voting in struction card revokes al prior proxies/voting instructions given by you. If you are voting by mail with this proxy/voting instruction card, ple ase mark your choices and sign and date on the reverse side exactly as your name or names appear there. If shares are held in the name of jo int holders, each should sign. If you are signin g as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the undersigned is a registered shareholder, the undersigned hereby appoints HOWARD L. LANCE, GARY L. McARTHUR and SCOTT T. MIKUEN, and eacho ft hem,w ith power to act without the others and with full power of substitution, as proxies and attorneys-in-fact, and hereby authoriz es them to represent and vote, as instructed on the reverse side of this proxy/votin g instruction card, all the shares of Harris Corporation common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Harris Corporation to be held onO ctober 23, 2009o r ata ny adjournments or postponements thereof, with all powers which the undersignedw ould possess if present at the Annual Meeting. If this proxy/voting instruction card has been properly executed but the undersigned has provided no voting instructions, then the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees; “FOR” Proposal 2; and “AGAINST” Proposal 3. If the undersigned is a participant in the Harris Corporation Retirement Plan, the undersigned hereby instructs the Plan Trustee to vote, as instructed on the reve rse side of this proxy/voting instruction card, the shares allocable to the undersigned’s Harris Corporation Stock Fund Account at the Annual Meeting of Shareholders of Harris Corporation to be held on October 23, 2009 or any adjo urnments or postponements thereof. If the undersigned does not provide voting instructions, the Plan Trustee will vote such shares in the same proportion as the shares for which other participants have timely provided voting instructions. BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the reverse side) WO#

Harris Corporation
STANDARD SCRIPT FOR REGISTERED SHAREHOLDER
TELEPHONE VOTING for BNY MELLON
(Single # w/ company identifier embedded in control #)

Shareholder Hears This Script
Speech 1	Welcome to the Telephone voting site. Enter your 11digit control number located in the shaded box on the proxy ballot.
Speech 2	To vote as the Harris Corporation Board recommends on all proposals, Press 1 now. To vote on each proposal separately, Press 0 now.
Speech 2A	If the voter chooses the 1st option of Speech 2, the following will be heard. You have voted as the Board recommended. If this is correct, Press 1. If incorrect, Press 0.
Speech 2B	If the voter chooses the 2nd option of Speech 2, Speech 3 will follow.
Speech 3	Proposal 1.01 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 1.02 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 1.03 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 1.04 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 2 To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0.
Proposal 3 To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0.
Speech 4	Your votes have been cast as follows: Proposal 1.01- For, Against, Abstain (as applicable) Repeat for All remaining proposals If this is correct, Press 1; if incorrect, Press 0.
Closing A	If the voter chooses “correct” — Closing A will follow: Thank you for voting.
Closing B	If the voter chooses “incorrect” - Closing B will follow:
Your votes have been canceled. If you would like to re-vote your proxy or if you would like to vote another proxy, Press 1 now, or Press 0 to end this call.
Closing C	I’m sorry you’re having difficulty. Please try again or mark, sign and date the proxy card and return it in the envelope provided.
Vote Another Card	If you have received more than one proxy card, you must vote each card separately. If you would like to vote another proxy, Press 1 now; to end this call, Press 0 now.